EXHIBIT 10.1

                                                                  EXECUTION COPY

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                            SHARE PURCHASE AGREEMENT

                                  BY AND AMONG

                              VERINT SYSTEMS INC.,

                          MULTIVISION HOLDINGS LIMITED

                                       AND

                  MULTIVISION INTELLIGENT SURVEILLANCE LIMITED



                          Dated as of September 7, 2005




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
                                TABLE OF CONTENTS


                                                                                                      Page
                                                                                                      ----
Article I         DEFINITIONS

         1.1      Certain Definitions...................................................................1

Article II        SALE AND PURCHASE OF SHARES

         2.1      Sale and Purchase of Shares..........................................................10

Article III       PURCHASE PRICE

         3.1      Purchase Price.......................................................................10
         3.2      Payment of Purchase Price............................................................11
         3.3      Purchase Price Adjustment............................................................11
         3.4      Uncollected Accounts Receivable......................................................14

Article IV        CLOSING AND TERMINATION

         4.1      Closing Date.........................................................................14
         4.2      Termination of Agreement.............................................................14
         4.3      Procedure Upon Termination...........................................................15
         4.4      Effect of Termination................................................................15

Article V         REPRESENTATIONS AND WARRANTIES OF SELLER

         5.1      Organization and Good Standing.......................................................16
         5.2      Authorization of Agreement...........................................................16
         5.3      Conflicts; Consents of Third Parties.................................................16
         5.4      Ownership and Transfer of the Shares; Other Assets of Seller.........................17
         5.5      Capitalization.......................................................................17
         5.6      Subsidiaries.........................................................................18
         5.7      Corporate Records....................................................................19
         5.8      Financial Statements.................................................................19
         5.9      No Undisclosed Liabilities...........................................................20
         5.10     Absence of Certain Developments......................................................20
         5.11     Taxes................................................................................22
         5.12     Real Property........................................................................24
         5.13     Tangible Personal Property...........................................................26
         5.14     Intellectual Property................................................................27
         5.15     Material Contracts...................................................................31
         5.16     Employee Benefits Plans..............................................................33
         5.17     Labor................................................................................34
         5.18     Litigation...........................................................................35
         5.19     Compliance with Laws; Permits........................................................36
         5.20     Environmental Matters................................................................36
         5.21     Insurance............................................................................36

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                                TABLE OF CONTENTS
                                  (CONTINUED)
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         5.22     Notes Receivable and Accounts Payable................................................37
         5.23     No Questionable Payments.............................................................37
         5.24     Related Party Transactions...........................................................37
         5.25     Customers and Suppliers..............................................................37
         5.26     Product Warranty; Product Liability..................................................38
         5.27     Banks................................................................................38
         5.28     Full Disclosure......................................................................38
         5.29     Financial Advisors...................................................................38

Article VI        REPRESENTATIONS AND WARRANTIES OF PURCHASER

         6.1      Organization and Good Standing.......................................................39
         6.2      Authorization of Agreement...........................................................39
         6.3      Conflicts; Consents of Third Parties.................................................39
         6.4      Litigation...........................................................................40
         6.5      Capitalization.......................................................................40
         6.6      SEC Reports; Financial Statements....................................................40
         6.7      Financial Advisors...................................................................40

Article VII       COVENANTS

         7.1      Pre-Closing Access to Information; Confidentiality...................................41
         7.2      Conduct of the Business Pending the Closing..........................................42
         7.3      Further Assurances...................................................................45
         7.4      Regulatory Approvals.................................................................46
         7.5      No Shop..............................................................................46
         7.6      Publicity............................................................................47
         7.7      Preservation of Records; Post-Closing Access; Cooperation with SEC Filings...........48
         7.8      Use of Name..........................................................................49
         7.9      Affiliate Transactions...............................................................50
         7.10     Monthly Financial Statements.........................................................50
         7.11     Notification of Certain Matters......................................................50
         7.12     Seller Shareholder Approval..........................................................50
         7.13     Excluded Assets......................................................................51
         7.14     Dividend and Affiliate Transaction Restrictions......................................51
         7.15     Shutdown of Certain Excluded Subsidiaries............................................51

Article VIII      CONDITIONS TO CLOSING

         8.1      Conditions Precedent to Obligations of Each Party....................................52
         8.2      Conditions Precedent to Obligations of Purchaser.....................................52
         8.3      Conditions Precedent to Obligations of Seller........................................54

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                                TABLE OF CONTENTS
                                  (CONTINUED)
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Article IX        INDEMNIFICATION

         9.1      Survival of Representations and Warranties...........................................55
         9.2      Indemnification......................................................................55
         9.3      Indemnification Procedures...........................................................56
         9.4      Limitations on Indemnification; Calculation of Losses................................58
         9.5      Escrow...............................................................................60
         9.6      Supplemental Disclosures.............................................................61
         9.7      Tax Matters..........................................................................62
         9.8      Tax Treatment of Indemnity Payments..................................................66

Article X         MISCELLANEOUS

         10.1     Expenses.............................................................................67
         10.2     Specific Performance.................................................................67
         10.3     Dispute Resolution...................................................................67
         10.4     Entire Agreement; Amendments and Waivers.............................................68
         10.5     Governing Law........................................................................68
         10.6     Notices..............................................................................68
         10.7     Severability.........................................................................69
         10.8     Binding Effect; Assignment...........................................................69
         10.9     Non-Recourse.........................................................................70
         10.10    Counterparts.........................................................................70

REQUIRED SCHEDULES
------------------
Schedule 3.3.............. NAV Accounting Principles
Schedule 5.6.............. Subsidiaries
Schedule 5.11............. Taxes
Schedule 5.12............. Company Leased Properties
Schedule 5.13............. Personal Property Leases
Schedule 5.14(a).......... Company Intellectual Property
Schedule 5.14(d).......... Intellectual Property Licenses
Schedule 5.14(e).......... Intellectual Property Contracts
Schedule 5.14(l).......... Software
Schedule 5.15(a).......... Material Contracts
Schedule 5.15(b).......... Certain Contracts
Schedule 5.16............. Employee Benefit Plans
Schedule 5.19............. Permits
Schedule 5.21............. Insurance
Schedule 5.25............. Customers and Suppliers
Schedule 5.27............. Banks
Schedule 7.9.............. Affiliate Contracts
Schedule 7.13............. Excluded Assets
Schedule 7.15............. Excluded Subsidiaries to be Shutdown
Schedule 8.2(f)........... Required Consents
Schedule 8.2(g)........... Required Employment Agreements
Schedule 8.2(o)........... Required Contract Amendments
Schedule 8.2(p)........... Required Intellectual Property Contract Amendments


EXHIBITS
--------
Exhibit A................. Form of Escrow Agreement
Exhibit B................. Form of Non-Competition Agreement
Exhibit C................. Form of Exclusive Supply Agreements
Exhibit D................. Luk Non-Solicitation Agreement
Exhibit E................. Mak Non-Compete
Exhibit F................. Registration Rights Agreement
Exhibit G................. Voting Agreements

                            SHARE PURCHASE AGREEMENT


           SHARE PURCHASE AGREEMENT, dated as of September 7, 2005 (the "Agreement"), by and among Verint Systems Inc., a Delaware corporation ("Purchaser"), MultiVision Holdings Limited, a British Virgin Islands company (the "Company"), and MultiVision Intelligent Surveillance Limited, a Bermuda company ("Seller").

                              W I T N E S S E T H:

           WHEREAS, Seller owns an aggregate of 10,500 Ordinary Shares (the "Shares"), which constitutes 100% of the issued and paid up share capital of the Company;

           WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares for the purchase price and upon the terms and conditions hereinafter set forth;

           WHEREAS, the Board of Directors of Seller has duly and validly approved this Agreement and the transactions contemplated hereby;

           WHEREAS, certain shareholders of Seller have entered into Deeds of Undertaking (the "Voting Agreements") as of the date hereof whereby each such shareholder has committed in its capacity as a shareholder of Seller to vote all shares of Seller owned or controlled by such shareholder in favor of this Agreement and the transactions contemplated hereby;

           WHEREAS, Terence Luk and Purchaser have entered into a Non-Solicitation Agreement (the "Luk Non-Solicitation Agreement') as of the date hereof;

           WHEREAS, Louis Mak and Purchaser have entered into a Non-Competition Agreement (the "Mak Non-Compete") as of the date hereof; and

           WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

           NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

           1.1. Certain Definitions.

           (a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

           "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

           "Antitrust Law" means any applicable Law that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

           "Acquired Subsidiary" means any Subsidiary other than an Excluded Subsidiary.

           "Business Day" means a day that the financial markets in New York City and Hong Kong are open for business.

           "Contract" means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license or other binding arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

           "Copyrights" means all copyrights (including copyrights in software programs) and registrations and applications therefor, works of authorship and mask work rights.

           "Environmental Law" means any Law, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources.

           "Environmental Permit" means any Permit required by Environmental Laws for the operation of the Company and the Acquired Subsidiaries.

           "Escrow Agreement" means the Escrow Agreement to be entered into by and among Purchaser, Seller and the Escrow Agent as of the Closing in substantially the form of Exhibit A hereto.

           "Escrow Agent" means the escrow agent for the Escrow Agreement.

           "Excluded Subsidiary" means the Subsidiaries listed on Schedule 7.13.

           "GAAP" means United States generally accepted accounting principles as in effect during the time period of the relevant financial statement.

           "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private), or any other supervisory or regulatory body, including the SGX.

           "ICC" means the International Chamber of Commerce.

           "IFRS" means the International Financial Reporting Standards promulgated by the International Accounting Standards Board as of the date hereof, including International Accounting Standards and related interpretations.

           "Indebtedness" of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with IFRS; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred equity of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

           "Intellectual Property" means all U.S. and foreign rights under patent, copyright, trademark or trade secret law or any other similar statutory provision or common law doctrine.

           "Intellectual Property Licenses" means (i) any grant by the Company or any Acquired Subsidiary to another Person of any right to use any of the Intellectual Property or Technology, and (ii) any grant by another Person to the Company or any Subsidiary of a right to use such Person's Intellectual Property or Technology.

           "Knowledge" means, with respect to any Person that is not an individual, the knowledge after due inquiry of such Person's directors and executive officers and all other officers and managers having responsibility relating to the applicable matter or, in the case of an individual, knowledge after due inquiry.

           "Law" means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order, the listing rules of any stock exchange or other requirement.

           "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, material inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.

           "Liability" means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and other costs of investigation.

           "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

           "Losses" means losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, claims, suits, actions, causes of action, assessments, costs and expenses (including costs of investigation and defense and attorneys' and other professionals' fees), or any diminution in value, whether or not involving a third party claim.

           "Marks" means all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and other similar identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.

           "Material Adverse Effect" means any fact, event, circumstance or condition that, individually or in the aggregate with any other facts, events, circumstances or conditions has, or would reasonably be likely to have, a material adverse effect on (x) the business, assets, properties, results of operations or condition (financial or otherwise) of the Company or the Acquired Subsidiaries or (y) the ability of Seller or the Company to consummate the transactions contemplated by this Agreement or to perform their respective obligations under this Agreement or the Seller Documents; provided, however, that any effect resulting from changes in (i) the financial markets, or the general economic conditions, in China, Asia generally or worldwide or (ii) the conditions affecting the security/surveillance industry as a whole in China, Asia generally or worldwide shall not be considered when determining if a Material Adverse Effect has occurred.

           "Non-Competition Agreement" means the Non-Competition Agreement to be entered into by and between Purchaser and Seller as of the Closing in substantially the form of Exhibit B hereto.

           "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

           "Ordinary Course of Business" means the ordinary and usual course of day-to-day operations of the business of the Company and the Acquired Subsidiaries through the date hereof, consistent with past practice as applicable.

           "Ordinary Shares" means the ordinary shares of the Company of $1.00 each, or any other share capital of the Company into which such shares are reclassified or reconstituted.

           "Patents" means all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all similar rights arising under the Laws of any jurisdiction.

           "Permits" means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

           "Permitted Exceptions" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with applicable accounting standards;
(iii) mechanics', carriers', workers', and repairers' Liens arising or incurred by operation of law or in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company Leased Property so encumbered and that are not resulting from a material breach, default or violation by the Company or any of the Acquired Subsidiaries of any Contract or Law; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated.

           "Person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

           "Purchaser Common Stock" means the Common Stock, par value $0.001 per share, of Purchaser, or any other share capital of Purchaser into which such equity is reclassified or reconstituted.

           "Purchaser Preferred Stock" means the Preferred Stock, par value $0.001 per share, of Purchaser.

           "Purchaser Indemnified Parties" means Purchaser, the Company, and their respective directors, officers, employees, Affiliates, shareholders, agents, attorneys, representatives, successors and assigns.

           "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date hereof, by and between Purchaser and Seller.

           "SEC" means the United States Securities and Exchange Commission.

           "Securities Act" means the United States Securities Act of 1933, as amended.

           "Seller Indemnified Parties" means Seller and its Affiliates, shareholders, agents, attorneys, representatives, successors and permitted assigns.

           "SGX" means the Singapore Exchange Securities Trading Limited.

           "Shelf Registration Statement" means the registration statement contemplated by Section 2.1(a) of the Registration Rights Agreement. "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

           "Subsidiary" means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board directors, board of managers or comparable body of such Person.

           "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, share capital, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties or similar charges; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and
(iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law or otherwise.

           "Taxing Authority" means any Governmental Body responsible for the administration of any Tax.

           "Tax Return" means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, any of the Acquired Subsidiaries.

           "Technology" means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, computer software programs, subroutines, tools, materials, specifications, processes, software (whether in source code, object code or human readable form), inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company or any Acquired Subsidiary.

           "Trade Secrets" means all discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company and the Acquired Subsidiaries, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents.

           "Trading Day" means a day on which shares of Purchaser Common Stock are traded on the Nasdaq National Market.

           (b) Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

              Term                                                   Section
              ----                                                   -------
              Accounting Referee.................................... 3.3(d)
              Acquisition Transaction............................... 7.5(a)
              Agreement............................................. Recitals
              Arbitrators........................................... 10.3
              Balance Sheet......................................... 5.8(a)
              Balance Sheet Date.................................... 5.8(a)
              Base Purchase Price................................... 3.1(a)
              Basket Amount......................................... 9.4(a)
              Claiming Party........................................ 7.7(b)
              Closing............................................... 4.1
              Closing Date.......................................... 4.1
              Closing Statement..................................... 3.3(c)
              Company............................................... Recitals

              Term                                                   Section
              ----                                                   -------
              Company Intellectual Property......................... 5.14(a)
              Company Lease......................................... 5.12(a)
              Company Leased Property............................... 5.12(a)
              Company Marks......................................... 7.8
              Company Permits....................................... 5.19(b)
              Company Plans......................................... 5.16(a)
              Company Software...................................... 5.14(n)
              Customer Contracts.................................... 5.14(e)
              Defending Party....................................... 7.7(b)
              Disputed Item......................................... 3.3(d)
              Employees............................................. 5.16(a)
              Escrow Account........................................ 9.5
              Escrow Amount......................................... 9.5
              Estimated NAV......................................... 3.3(b)
              Estimated Purchase Price.............................. 3.3(b)
              Estimated Purchase Price Adjustment................... 3.3(b)
              Excluded Asset........................................ 7.13
              Exclusive Supply Agreements........................... 8.2(n)
              Final NAV............................................. 3.3(c)
              Final Purchase Price.................................. 3.3(c)
              Final Purchase Price Adjustment....................... 3.3(c)
              Financial Statements.................................. 5.8(a)
              Huge Hill Exclusive Supply Agreement.................. 8.2(m)
              Indemnification Cap................................... 9.4(a)
              Indemnification Claim................................. 9.3(b)
              License............................................... 7.8
              Luk Non-Solicitation Agreement........................ Recitals
              Mak Non-Compete....................................... Recitals
              Material Contracts.................................... 5.15(a)
              NAV................................................... 3.3(a)
              NAV Accounting Principles............................. 3.3(b)
              Objection............................................. 3.3(d)
              Objection Period...................................... 3.3(d)
              Organic Change........................................ 3.1(b)
              Outside Date.......................................... 4.2(a)
              Per Share Value....................................... 3.1(b)
              Personal Property Leases.............................. 5.13(b)
              Purchaser............................................. Recitals
              Purchaser Documents................................... 6.2
              Purchaser SEC Reports................................. 6.6
              Receivables Date...................................... 3.4
              Related Persons....................................... 5.24
              Representatives....................................... 7.5(a)
              Response Date......................................... 3.3(d)
              Rules................................................. 10.3

              Term                                                   Section
              ----                                                   -------
              Scheduled Closing Date................................ 3.1(b)
              Seller................................................ Recitals
              Seller Documents...................................... 5.2
              Seller Shareholder Approval........................... 7.12
              Seller Shareholder Meeting............................ 7.12
              SGX Documents......................................... 5.8(d)
              Share Consideration Amount............................ 3.1(b)
              Share Election........................................ 3.1(b)
              Share Election........................................ 3.1(b)
              Shutdown Adjustment................................... 7.15(b)
              Shutdown Support Agreement............................ 7.15(a)
              Shares................................................ Recitals
              Sino Gear Exclusive Supply Agreement.................. 8.2(n)
              Straddle Period....................................... 9.7(c)
              Supplemental Disclosure............................... 9.6(a)
              Supplemental Disclosure Schedules..................... 9.6(a)
              Survival Period....................................... 9.1
              Target NAV............................................ 3.3(a)
              Tax Claim............................................. 9.7(d)(i)
              Tax Expert............................................ 9.7(f)
              True-up Amount........................................ 3.3(c)
              Uncollected Accounts Receivable....................... 3.4
              Unresolved Claims..................................... 9.5
              Unsolicited Offer..................................... 7.5(d)
              Voting Agreements..................................... Recitals

          (c) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

          Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

          Dollars. Any reference in this Agreement to $ shall mean U.S. dollars and any reference in this Agreement to HK$ shall mean Hong Kong dollars.

          Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

          Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

          Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

          Herein. The words such as "herein," "hereinafter," "hereof," "hereby" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

          Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

          (d) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                                   ARTICLE II

                           SALE AND PURCHASE OF SHARES

          2.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller agrees to sell to Purchaser, free and clear of any and all Liens, and Purchaser agrees to purchase from Seller, the Shares.

                                   ARTICLE III

                                 PURCHASE PRICE

          3.1 Purchase Price.

          (a) The aggregate purchase price to be paid by Purchaser for the Shares shall be an amount in cash (subject to Section 3.1(b)) equal to forty-eight million two hundred thousand U.S. dollars ($48,200,000) (as increased by the Shutdown Adjustment, the "Base Purchase Price"), subject to adjustment as provided in Sections 3.3 and 7.15(b).

          (b) Notwithstanding anything to the contrary contained in Section 3.1(a), at any time on or prior to the fourth (4th) Business Day before the date that is scheduled by the parties to be the Closing Date (the "Scheduled Closing Date"), Purchaser may, in its sole and absolute discretion, elect (the "Share Election") to pay up to seventy percent (70%) of the Estimated Purchase Price

(such elected amount, the "Share Consideration Amount"), in the form of Purchaser Common Stock. For purposes of this Agreement, the per share value of Purchaser Common Stock (the "Per Share Value") shall be equal to the average closing price of the Purchaser Common Stock as reported on the Nasdaq National Market for a period of twenty (20) Trading Days ending on the date that is five
(5) Business Days (if such day is not a Trading Day, then ending on the Trading Day immediately preceding such day) prior to the Closing Date, as equitably adjusted for any Organic Change to Purchaser Common Stock that occurs during or after such measurement period. An "Organic Change" shall mean any recapitalization, reorganization, forward or reverse split, merger, consolidation, spin-off, combination, repurchase, or exchange of equity or other securities, any capital share dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution or any other similar transactions or events that affect the Purchaser Common Stock. In the event that the Closing does not occur on the Scheduled Closing Date (or any new Scheduled Closing Date) for any reason, (i) the parties will schedule a new Scheduled Closing Date and (ii) Purchaser may revoke its existing Share Election and make a new Share Election.

          3.2 Payment of Purchase Price. On the Closing Date, Purchaser shall pay:

          (a) to Seller the Estimated Purchase Price less the Escrow Amount, which shall be paid to Seller (i) by wire transfer of immediately available funds into accounts designated in writing by Seller not less than three (3) Business Days prior to the Closing Date and, (ii) if Purchaser makes the Share Election pursuant to Section 3.1(b), by delivery to Seller of the number of shares of Purchaser Common Stock equal to the Share Consideration Amount, provided that Purchaser shall pay cash in lieu of any fractional shares of Purchaser Common Stock; and

          (b) to the Escrow Agent the Escrow Amount in cash payable by wire transfer of immediately available funds for deposit into the Escrow Account.

          3.3 Purchase Price Adjustment.

          (a) The target consolidated net asset value (the "NAV") of the Company and the Acquired Subsidiaries as of the Closing Date is one hundred and thirty-three million four hundred thousand Hong Kong dollars (HK$ 133,400,000) (such target NAV, the "Target NAV").

          (b) At least three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth a reasonably detailed calculation of Seller's good faith estimate of (i) the NAV of the Company and the Acquired Subsidiaries as of the Closing Date (the "Estimated NAV"), prepared in accordance with (A) the books and records of the Company and the Acquired Subsidiaries, and (B) the accounting principles for NAV set forth in Schedule 3.3 (the "NAV Accounting Principles") and (ii) an adjustment to the

Base Purchase Price (such adjustment, the "Estimated Purchase Price Adjustment", and the sum of the Base Purchase Price and the Estimated Purchase Price Adjustment being the "Estimated Purchase Price")), which may be positive or negative, equal to the Estimated NAV minus the Target NAV. The purchase price to be paid by Purchaser on the Closing Date pursuant to Section 3.2 will be increased (or decreased by such amount if negative) by the amount of the Estimated Purchase Price Adjustment.

          (c) Purchaser shall prepare and deliver to Seller, within ninety (90) days following the Closing Date, a statement (the "Closing Statement") setting forth a reasonably detailed calculation of (i) the NAV of the Company and the Acquired Subsidiaries as of the Closing Date (the "Final NAV"), prepared in accordance with (A) the books and records of the Company and the Acquired Subsidiaries and (B) the NAV Accounting Principles, (ii) a reasonably detailed explanation of each variance from the Estimated NAV, (iii) an aggregate adjustment to the Base Purchase Price (such adjustment, the "Final Purchase Price Adjustment", and the sum of the Base Purchase Price and the Final Purchase Price Adjustment being the "Final Purchase Price")), which may be positive or negative, equal to the Final NAV minus the Target NAV, and (iv) a true-up amount (the "True-up Amount"), which may be positive or negative, equal to the Estimated Purchase Price Adjustment minus the Final Purchase Price Adjustment.

          (d) Seller shall have twenty (20) days from its receipt of the Closing Statement (the "Objection Period") to review the Closing Statement. Purchaser shall grant Seller and its Affiliates and Representatives access at reasonable times and places to all books and records of the Company and the Acquired Subsidiaries that are reasonably requested by Seller in connection with Seller's review of the Closing Statement. Upon the expiration of the Objection Period, Seller shall be deemed to have accepted, and shall be bound by, the Closing Statement and the calculation therein of the Final Purchase Price Adjustment, unless Seller shall have informed Purchaser in writing of its disagreement with the Closing Statement prior to the expiration of the Objection Period (the "Objection"), specifying each disputed item and setting forth in reasonable detail the basis for each such dispute (each, a "Disputed Item"). Purchaser shall have twenty (20) days from the date on which it receives the Objection (the date on which such twenty (20) day period ends, the "Response Date") to review and respond to such Objection. If Purchaser and Seller are able to negotiate a mutually agreeable resolution of each Disputed Item, and each signs a certificate to that effect, the Closing Statement and the calculation therein of the Final Purchase Price Adjustment, and, if applicable, the True-up Amount, as adjusted to reflect such resolution, shall be deemed final, non-appealable and binding for purposes of this Agreement. If within twenty (20) days of the Response Date any Disputed Items have not been resolved, Seller and Purchaser shall refer such Disputed Items to an accounting expert (the "Accounting Referee"), who shall be a partner in the Hong Kong office of the accounting firm of Ernst & Young (or if unable or unwilling to accept such mandate, an independent accountant to be mutually agreed upon by Seller and Purchaser) and who shall accept its appointment within five (5) days after such referral, to make a final, non-appealable and binding determination as to such remaining Disputed Items pursuant to the terms hereof. If Purchaser and Seller cannot agree on the selection of a partner at an independent accounting firm to act as the Accounting Referee, the parties shall request the ICC to appoint such a partner (who must be an active or recently retired accounting expert with substantial experience with complex financial transactions of the type set forth in this Agreement) and such appointment shall be conclusive and binding on the parties. The Accounting Referee shall be directed to make a determination in accordance with Section 3.3(f) below of the Disputed Items promptly, but no later than thirty (30) days, after acceptance of its appointment. Seller and Purchaser agree to use their commercially reasonable efforts to effect the selection and appointment of the Accounting Referee pursuant to this Section 3.3(e), including executing an engagement agreement with the Accounting Referee providing for reasonable and customary compensation and other terms of such engagement. Seller and Purchaser shall make readily available to the Accounting Referee all relevant books, records and employees of the Company and the Acquired Subsidiaries that are reasonably requested by the Accounting Referee in connection with the Accounting Referee's review of any Disputed Items; provided that Seller, Purchaser and their respective Affiliates shall not be obligated to provide any information the disclosure of which would jeopardize any professional privilege available to such Person relating to such information or which would cause such Person to breach a confidentiality obligation to which it is bound; and provided further that Seller, Purchaser and their respective Affiliates shall use their best efforts to minimize the effects of any such limitations.

          (e) If Disputed Items are referred to the Accounting Referee for resolution pursuant to Section 3.3(d) above, the Accounting Referee (i) shall determine only with respect to the Disputed Items submitted whether and to what extent, if any, the Final Purchase Price Adjustment set forth in the Closing Statement and, if applicable, the True-up Amount requires adjustment, (ii) shall utilize the NAV Accounting Principles without modification and (iii) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Any finding by the Accounting Referee shall be a reasoned award stating in reasonable detail the findings of fact on which it is based, shall be final, non-appealable and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding the Disputed Items so presented. The fees and expenses of the Accounting Referee shall be borne by Seller and Purchaser in the same proportion that the dollar amount of Disputed Items which are not resolved in favor of Seller or Purchaser, as applicable, bears to the total dollar amount of Disputed Items resolved by the Accounting Referee. For illustration purposes only, (A) if the total amount of Disputed Items by Seller is $1,000, and Seller is awarded $500 by the Accounting Referee, Seller and Purchaser shall bear the Accounting Referee's fees and expenses equally; or (B) if the total amount of Disputed Items by Seller is $1,000, and Seller is awarded $250 by the Accounting Referee, Seller shall bear seventy-five percent (75%) and Purchaser shall bear twenty-five percent (25%) of the Accounting Referee's fees and expenses. Each of Seller and Purchaser shall bear the fees, costs and expenses of its own accountants and all of its other expenses incurred in connection with matters contemplated by this Section 3.3.

          (f) If the True-up Amount is a positive number, then Seller shall pay to Purchaser such amount in cash. If the True-up Amount is a negative number, then Purchaser shall pay to Seller such amount in cash. Payment of the True-up Amount calculated pursuant to this Section 3.3 shall be made (i) if no Objection is made by Seller during the Objection Period, within five (5) Business Days following the expiration of the Objection Period or (ii) if Seller submits an Objection within the Objection Period, within five (5) Business Days following final resolution of all Disputed Items by the parties or the Accounting Referee. Payment of the True-up Amount shall be made by wire transfer of immediately available funds to an account designated by the parties receiving such funds.

          3.4 Uncollected Accounts Receivable. Within five (5) Business Days of the date (the "Receivables Date") that is one hundred and eighty (180) days after the Closing Date, Seller shall pay to Purchaser an amount equal to the Uncollected Accounts Receivable. For purposes of this Agreement, "Uncollected Accounts Receivable" means the accounts receivable of the Company and the Acquired Subsidiaries as of the Closing Date to the extent that they are not collected on or prior to the Receivables Date. From and after the Receivables Date, Purchaser shall use commercially reasonable efforts, consistent with the Company's and the Acquired Subsidiaries' past practices of collecting accounts receivable, to collect any Uncollected Accounts Receivable, and shall remit to Seller any proceeds thereof within five (5) Business Days of receipt thereof.

                                   ARTICLE IV

                             CLOSING AND TERMINATION

          4.1 Closing Date. The consummation of the sale and purchase of the Shares provided for in Section 2.1 hereof (the "Closing") shall take place in Hong Kong (or at such other place as the parties may designate in writing) at 2:30 p.m. local time on the date (the "Closing Date") which is the fourth (4th) Business Day after the satisfaction or waiver of all of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to by the parties hereto.

          4.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

          (a) At the election of Seller or Purchaser on or after the date which is six (6) months after the date hereof (the "Outside Date"), if the Closing shall not have occurred on or before such date, provided that (i) the terminating party is not in material default of any of its obligations hereunder and (ii) the right to terminate this Agreement pursuant to this Section 4.2(a) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by the Termination Date;

          (b) by mutual written consent of Seller and Purchaser;

          (c) in the event that a Material Adverse Effect has occurred, by written notice from Purchaser to Seller that there has been a Material Adverse Effect;

          (d) by Seller or Purchaser if there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 4.2(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

          (e) by Purchaser if either Seller or the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Seller or the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Seller of notice of such breach from Purchaser;

          (f) by Seller if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) or 8.3(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Purchaser of notice of such breach from Seller;

          (g) by Seller or Purchaser if the Seller Shareholder Approval shall not have been obtained at the Seller Shareholder Meeting; or

          (h) by Purchaser if Seller has provided any Supplemental Disclosure pursuant to Section 9.6(b).

          4.3 Procedure Upon Termination. In the event of termination and abandonment by Purchaser and/or Seller pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by Purchaser or Seller.

          4.4 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser, Seller or the Company; provided, however, that the obligations of the parties set forth in this Section 4.4 and Section 7.6, Article X and, to the extent necessary to effectuate the foregoing enumerated provisions, Article I hereof, shall survive any such termination and shall be enforceable hereunder; provided further, however, that nothing in this Section 4.4 shall relieve Purchaser, Seller or the Company of any liability for a breach of this Agreement prior to the effective date of termination.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Purchaser that except as specifically disclosed in the disclosure schedules attached hereto:

          5.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of Bermuda, and the Company is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands. Each of Seller and the Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

          5.2 Authorization of Agreement. Each of Seller and the Company has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such party in connection with the consummation of the transactions contemplated by this Agreement (the "Seller Documents"), and, subject to obtaining the Seller Shareholder Approval, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Seller Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action on the part of Seller and the Company, as applicable, subject to obtaining the Seller Shareholder Approval. This Agreement has been, and each Seller Document will be at or prior to the Closing, duly and validly executed and delivered by Seller and the Company, as applicable, and (assuming due authorization, execution and delivery by the other parties hereto and thereto, and subject to obtaining the Seller Shareholder Approval) this Agreement constitutes, and each Seller Document when so executed and delivered will constitute, the legal, valid and binding obligation of Seller and the Company, as applicable, enforceable against each of Seller and the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          5.3 Conflicts; Consents of Third Parties.

          (a) Neither the execution and delivery by Seller of this Agreement and of the Seller Documents, nor the compliance by Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of Seller, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which Seller is a party or by which Seller or its properties or assets are bound or (iii) violate any statute, rule, regulation or Order of any Governmental Body by which Seller is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect on the ability of Seller to consummate the transactions contemplated by this Agreement.

          (b) None of the execution and delivery of this Agreement by the Company, or the Seller Documents by the Company or any of the Acquired Subsidiaries to which any is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company and any Acquired Subsidiaries with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company or any Acquired Subsidiaries to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company or any Acquired Subsidiary under, any provision of (i) the organizational documents of the Company or any Acquired Subsidiary, (ii) any material Contract or Permit to which the Company or any Acquired Subsidiary is a party or by which any of the properties or assets of the Company or any Acquired Subsidiary are bound, (iii) any Order of any Governmental Body applicable to the Company or any Acquired Subsidiary or any of the properties or assets of the Company or any Acquired Subsidiary or by which any of the properties or assets of the Company or any Acquired Subsidiary are bound or (iv) any applicable Law.

          (c) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller, the Company or any Acquired Subsidiary in connection with (i) the execution and delivery of this Agreement or the Seller Documents, the compliance by Seller and the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company or any Acquired Subsidiary.

          5.4 Ownership and Transfer of the Shares; Other Assets of Seller. Seller is the record and beneficial owner of all of the Shares, free and clear of any and all Liens. Seller has the power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to Purchaser legal and beneficial title to the Shares, with full title guarantee, free and clear of any and all Liens.

          5.5 Capitalization.

          (a) The authorized share capital of the Company consists of 50,000 Ordinary Shares. As of the date hereof, there are 10,500 Ordinary Shares issued and outstanding and no Ordinary Shares are held by the Company as treasury shares. All of the issued and outstanding Ordinary Shares were duly authorized for issuance and are validly issued and fully paid up and were not issued in violation of any preemptive or similar rights. The Shares represent all of the outstanding Ordinary Shares.

          (b) There is no existing option, warrant, call, right or Contract of any character to which Seller or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional capital shares or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase capital shares or other equity securities of the Company. There are no obligations, contingent or otherwise, of the Company or the Acquired Subsidiaries to (i) repurchase, redeem or otherwise acquire any Ordinary Shares or the share capital or other equity interests of any Acquired Subsidiary or (ii) provide material funds to, or make any material investment in (in the form of a capital contribution, loan or otherwise), or provide any guarantee with respect to the obligations of, any Person. There are no outstanding share appreciation, phantom shares, profit participation or similar rights of the Company or any of the Acquired Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company or the Acquired Subsidiaries having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which shareholders (or other equityholders) of the Company or the Acquired Subsidiaries may vote. There are no voting trusts, irrevocable proxies or other Contracts to which Seller, the Company or any Acquired Subsidiary is a party or is bound with respect to the voting or consent rights of any Ordinary Shares or the equity interests of any Acquired Subsidiary.

          5.6 Subsidiaries. Schedule 5.6 sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the number of shares of its authorized share capital, the number and class of shares thereof duly issued and outstanding, the names of all shareholders or other equity owners, the number of capital shares owned by each shareholder or the amount of equity owned by each equity owner and, with respect to each of the Acquired Subsidiaries, the jurisdictions, if any, in which it is qualified to do business. Each Subsidiary is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be likely to have a Material Adverse Effect. Each Acquired Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The outstanding capital shares or equity interests of each Acquired Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights. All such shares or other equity interests represented as being owned by the Company or any of the Acquired Subsidiaries are owned by them free and clear of any and all Liens. No capital shares of any Acquired Subsidiary are held by such Acquired Subsidiary. There is no existing option, warrant, call, right or Contract to which any Acquired Subsidiary is a party requiring, and there are no convertible securities of any Acquired Subsidiary outstanding which upon conversion would require, the issuance of any capital shares or other equity interests of any Acquired Subsidiary or other securities convertible into capital shares or other equity interests of any Acquired Subsidiary. As of the date of this Agreement, the Company does not own, directly or indirectly, any capital shares or equity securities of any Person other than the Subsidiaries. There are no material restrictions on the ability of the Acquired Subsidiaries to make distributions of cash to their respective equity holders.

          5.7 Corporate Records.

          (a) Seller or the Company has provided to Purchaser in the data room or delivered to Purchaser pursuant to Purchaser's request true, correct and complete copies of the constitutional documents of the Company and each of the Acquired Subsidiaries, in each case as amended and in effect on the date hereof, including all amendments thereto.

          (b) The minute books of the Company and each Acquired Subsidiary previously made available to Purchaser contain true, correct and materially complete records of all meetings for at least the last three (3) years prior to the date hereof, and properly reflect all other corporate action of the shareholders and board of directors (including committees thereof) of the Company and the Acquired Subsidiaries during such time (if required). The share certificate books and share transfer ledgers of the Company and the Acquired Subsidiaries previously made available to Purchaser are true, correct and materially complete. All share transfer taxes or duties levied, if any, or payable with respect to all transfers of shares of the Company and the Acquired Subsidiaries prior to the date hereof have been paid and appropriate transfer tax or duty stamps affixed.

          5.8 Financial Statements.

          (a) Seller or the Company has provided to Purchaser in the data room or delivered to Purchaser pursuant to Purchaser's request copies of the audited consolidated balance sheets of Seller and its consolidated subsidiaries as of March 31, 2005, 2004 and 2003 and the related audited consolidated statements of income and of cash flows of Seller and its consolidated subsidiaries for the years then ended (such audited statements, including the related notes and schedules thereto, are referred to herein as the "Financial Statements"). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with IFRS consistently applied by Seller without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents a true and fair view in all material respects the consolidated financial position, results of operations and cash flows of Seller and its consolidated subsidiaries, including the Company and the Acquired Subsidiaries, as at the dates and for the periods indicated therein. The audited consolidated balance sheet of Seller and its consolidated subsidiaries as at March 31, 2005 is referred to herein as the "Balance Sheet" and March 31, 2005 is referred to herein as the "Balance Sheet Date."

          (b) All books, records and accounts of Seller and its consolidated subsidiaries, including the Company and the Acquired Subsidiaries, are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Laws. Seller and its consolidated subsidiaries, including the Company and the Acquired Subsidiaries, maintain systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with IFRS and to maintain accountability for assets, (iii) access to material assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for material assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

          (c) The reports of Seller's independent auditors regarding Seller's consolidated financial statements in the SGX filings have not been withdrawn, supplemented or modified, and none of Seller or its consolidated subsidiaries, including the Company and the Acquired Subsidiaries, has received any communication from its independent auditors concerning any such withdrawal, supplement or modification. Seller has provided to Purchaser in the data room or delivered to Purchaser pursuant to Purchaser's request copies of all issued annual reports, auditors' reports, letters from its auditors to management regarding accounting practices and systems of internal controls, and all written responses to such letters from management, whether the same are issued to Seller or any of its consolidated subsidiaries, for the past three (3) financial years. Seller or the Company has also provided to Purchaser in the data room or delivered to Purchaser pursuant to Purchaser's request copies of all announcements and circulars issued in the past three (3) financial years.

          5.9 No Undisclosed Liabilities. None of Seller, the Company or any Subsidiary has any Indebtedness, Liabilities (whether or not required under IFRS to be reflected on a balance sheet or the notes thereto) or obligations of any kind other than those (i) specifically reflected on and properly reserved against in the Balance Sheet, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date or (iii) that are immaterial to the Company and the Acquired Subsidiaries taken as a whole.

          5.10 Absence of Certain Developments. Except as expressly contemplated by this Agreement, since the Balance Sheet Date: (a) the Company and the Acquired Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business; and (b) there has not been any event, change, occurrence or circumstance that has had or, to the Knowledge of Seller or the Company, would reasonably be likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date:

               (i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any Acquired Subsidiary having a replacement cost of more than $100,000 for any single loss or $500,000 for all such losses;

               (ii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any capital shares of the Company or any repurchase, redemption or other acquisition by the Company or any Acquired Subsidiary of any outstanding capital shares or other securities of, or other ownership interest in, the Company or any Acquired Subsidiary;

               (iii) neither the Company nor any Acquired Subsidiary has (A) awarded or paid any bonuses to employees of the Company or any Acquired Subsidiary with respect to the fiscal year ended March 31, 2005, except to the extent accrued on the Balance Sheet, (B) entered into (1) any employment agreement outside of the Ordinary Course of Business or (2) any deferred compensation, severance or similar agreement (nor amended any such agreement), (C) agreed to increase, outside of the Ordinary Course of Business, the compensation payable or to become payable by it to any of the Company's or any Acquired Subsidiary's directors, officers or employees, or (D) agreed to increase, outside the Ordinary Course of Business, the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers or employees;

               (iv) there has not been any material change by the Company or any Acquired Subsidiary in accounting or Tax reporting principles, methods or policies;

               (v) neither the Company nor any Acquired Subsidiary has made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes other than those of a de minimus value;

               (vi) neither the Company nor any Acquired Subsidiary has failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

               (vii) neither the Company nor any Acquired Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person or, outside of the Ordinary Course of Business, paid any fees or expenses to Seller or any director, officer, partner, shareholder or Affiliate of Seller;

               (viii) neither the Company nor any Acquired Subsidiary has (A) mortgaged, pledged or subjected to any Lien any of its assets, except for Permitted Exceptions, or (B) acquired any material assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any material assets of the Company or any Acquired Subsidiary, except in the case of clause (B) for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

               (ix) neither the Company nor any Acquired Subsidiary has discharged or satisfied any Lien, or paid any obligation or Liability, except in the Ordinary Course of Business;

               (x) neither the Company nor any Acquired Subsidiary has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company and the Acquired Subsidiaries taken as a whole;

               (xi) neither the Company nor any Acquired Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $100,000 individually or $500,000 in the aggregate;

               (xii) neither Company nor any Acquired Subsidiary has issued, created, incurred, assumed or guaranteed any Indebtedness;

               (xiii) neither the Company nor any Acquired Subsidiary has instituted or settled any material Legal Proceeding; and

               (xiv) neither Seller nor the Company has agreed or committed to do anything set forth in this Section 5.10.

          5.11 Taxes.

          (a) All Returns required to be filed by or on behalf of the Company and any Subsidiary have been duly and timely (including any extensions or grace periods) filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, correct and materially complete. No other entity files Tax Returns for or on behalf of the Company or any Subsidiary. All Taxes payable by or on behalf of the Company and any Subsidiary have been duly and timely (including any extensions or grace periods) paid. With respect to any period prior to the date of this Agreement or prior to the Closing Date, as the case may be, for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, or for which Taxes have otherwise not yet been paid, such Tax liability does not exceed the accruals or reserves for such Tax liability in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company and each Subsidiary.

          (b) The Company and each Acquired Subsidiary has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely (including any extensions or grace periods) withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

          (c) Seller or the Company has provided to Purchaser in the data room or delivered to Purchaser pursuant to Purchaser's request materially complete copies of (i) all income or franchise Tax Returns, if available, of the Company and the Acquired Subsidiaries relating to the taxable years ended March 31, 2005, 2004 and 2003 and (ii) any audit report issued by a Taxing Authority within the last three (3) years relating to any Taxes due from or with respect to the Company or any Acquired Subsidiary.

          (d) Schedule 5.11 lists to the Knowledge of Seller or the Company (i) all material types of Taxes paid, and all types of Tax Returns filed by or on behalf of the Company or any Acquired Subsidiary, and (ii) all of the jurisdictions that impose such Taxes and/or duty to file such Tax Returns. Neither the Company nor any Acquired Subsidiary has received notice that any claim has been made by a Taxing Authority in a jurisdiction where the Company or any Acquired Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

          (e) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company or any Acquired Subsidiary have been fully paid, and there are no other audits or, to the Knowledge of Seller or the Company, investigations by any Taxing Authority in progress, nor has Seller, the Company or any of the Acquired Subsidiaries received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.

          (f) Neither the Company nor any Acquired Subsidiary nor any other Person on their behalf has (i) agreed to or is required to make any material adjustments or has any Knowledge that any Taxing Authority has proposed any such material adjustment, or has any application pending with any Taxing Authority requesting permission for any material changes in accounting methods that relate to the Company or any Acquired Subsidiary, (ii) executed or entered into a "closing" or settlement agreement with any Taxing Authority with respect to any Tax liability of the Company or any Acquired Subsidiary, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed within such extension of time, (iv) been granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid when due, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

          (g) Neither the Company nor any Acquired Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments pursuant to such agreement or arrangement after the Closing.

          (h) Neither the Company nor any Acquired Subsidiary has been subject to any private letter ruling or comparable rulings of any Taxing Authority within the past three (3) years.

          (i) There are no liens as a result of any unpaid Taxes upon any of the assets of the Company or any Acquired Subsidiary.

          (j) Without limiting the scope of any other representation or warranty, all capital contributions have been made in respect of MultiVision Intelligent Surveillance (Zhu Hai) Limited to maintain its favorable tax treatment in China, except to the extent that the cash distributions to be made by the Company and the Acquired Subsidiaries immediately prior to the Closing, as contemplated by this Agreement, reduce the share capital of MultiVision Intelligent Surveillance (Zhu Hai) Limited.

          (k) There is no taxable income of the Company or any of the Acquired Subsidiaries that will be required under applicable tax law to be reported by Purchaser or any of its Affiliates, including the Company or any of the Acquired Subsidiaries, for a taxable period beginning after the Closing Date which taxable income was received and enjoyed prior to the Closing Date. Indemnification or other liability for breaches of this Section 5.11(k) shall be limited to the amount of the tax that would have been borne by Seller, the Company or the Subsidiaries had the sale of the Shares herein not taken place.

          (l) Neither the Company nor any non-U.S. Acquired Subsidiary has or was required to file any United States Tax Returns.

          (m) Neither the Company nor any Acquired Subsidiary has filed with the U.S. Internal Revenue Service any Tax elections for U.S. Tax purposes.

          (n) Neither the Company nor any non-U.S. Acquired Subsidiary has any investment (directly or indirectly) in United States real property.

          (o) The Company and the Acquired Subsidiaries have properly maintained all intercompany agreements and concurrent and supporting documentation as required under all applicable tax laws, such that no transfer pricing amounts will be denied as deductions or will be considered to have created income to the Company or any of the Acquired Subsidiaries of a type other than that specified in the intercompany agreement in any jurisdiction either by reason of a lack of proper agreements or supporting documentation or by reason of a non-compliance with the "arm's length" principle as defined under applicable tax laws.

          (p) Neither the Company nor any of the Acquired Subsidiaries has agreed to participate in, or cooperate with, an international boycott.

          5.12 Real Property.

          (a) Neither the Company nor the Acquired Subsidiaries own any real property or interests in real property. Schedule 5.12 sets forth a complete list of all real property and interests in real property leased by the Company and the Acquired Subsidiaries (the "Company Leased Properties") as lessee or lessor, including a description of each such Company Leased Property (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). The Company Leased Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and the Acquired Subsidiaries and which are necessary for the continued operation of the business of the Company and the Acquired Subsidiaries as the business is currently conducted. All

Company Leased Property, buildings, fixtures and improvements thereon leased by the Company and the Acquired Subsidiaries are (i) in good condition (except for ordinary wear and tear), and all mechanical and other systems located thereon are in good condition (except for ordinary wear and tear), and, to the Knowledge of Seller or the Company, no condition exists requiring material repairs, alterations or corrections, and (ii) suitable, sufficient and appropriate in all respects for their current uses. To the Knowledge of Seller or the Company, none of the improvements located on the Company Leased Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. Seller or the Company has provided to Purchaser in the data room or delivered to Purchaser pursuant to Purchaser's request true, correct and materially complete copies of all Contracts related to the Company Leased Property (each such Contract, a "Company Lease"), together with all amendments, modifications or supplements thereto, if any, as of the date of delivery.

          (b) The Company and the Acquired Subsidiaries, as applicable, have a valid and enforceable leasehold interest under each of the Company Leases, free and clear of all Liens other than Permitted Exceptions, and each of the Company Leases is in full force and effect. The Company is not in material default under any of the Company Leases, and, to the Knowledge of Seller or the Company, no events have occurred and no circumstances exist which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material default. Neither the Company nor any Acquired Subsidiary has received or given any notice of any default or event that, to the Knowledge of Seller or the Company, with notice or lapse of time, or both, would constitute a default by the Company or any Acquired Subsidiary under any of the Company Leases and, to the Knowledge of Seller or the Company, no other party is in material default thereof, and no party to the Company Leases has exercised any termination rights with respect thereto.

          (c) The Company and the Acquired Subsidiaries have all certificates of occupancy and Permits of any Governmental Body necessary for the current use and operation of each Company Leased Property, and the Company and the Acquired Subsidiaries have fully complied with all material conditions of the Permits applicable to them. None of Seller, the Company or any Acquired Subsidiary has received any notice of any default, violation or event that, to the Knowledge of Seller or the Company, with notice or lapse of time, or both, would constitute a default or violation by the Company or any Acquired Subsidiary in the due observance of any Permit

          (d) There does not exist any actual or, to the Knowledge of Seller or the Company, threatened or contemplated condemnation (or order not to occupy) or compulsory acquisition proceedings by a Governmental Body that affect any Company Leased Property or any part thereof, and neither Seller nor the Company has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

          (e) Neither Seller nor the Company has received any written notice from any insurance company that has issued a policy with respect to any Company Leased Property requiring performance of any structural or other repairs or alterations to such Company Leased Property.

          (f) Neither the Company nor any Acquired Subsidiary owns or holds, and is not obligated under or a party to, any sublease, option to purchase, right of occupancy, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein, other than lease renewal options.

          5.13 Tangible Personal Property.

          (a) The Company and the Acquired Subsidiaries have legal and beneficial title to all of the items of tangible personal property reflected on the Balance Sheet (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company and the Acquired Subsidiaries are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

          (b) Schedule 5.13 sets forth all leases of personal property ("Personal Property Leases") involving annual payments in excess of $5,000 relating to personal property used in the business of the Company or any of the Acquired Subsidiaries or to which the Company or any of the Acquired Subsidiaries is a party. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. Seller or the Company has provided to Purchaser in the data room or delivered to Purchaser pursuant to Purchaser's request true, correct and materially complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto as of the date of such delivery.

          (c) The Company and each of the Acquired Subsidiaries have a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Personal Property Leases is in full force and effect and neither the Company nor any Acquired Subsidiary has received or given any notice of any default or event that, to the Knowledge of Seller or the Company, with notice or lapse of time, or both, would constitute a default by the Company or any Acquired Subsidiary under any of the Personal Property Leases and, to the Knowledge of Seller or the Company, no other party is in material default thereof, and neither the Company or any Acquired Subsidiary has exercised any termination rights with respect to a Personal Property Lease or received notice of the exercise of any termination right by any other party to a Personal Property Lease.

          5.14 Intellectual Property.

          (a) Schedule 5.14(a) sets forth an accurate and complete list of all Patents, registered Marks, registered Copyrights, material unregistered Marks and material unregistered Copyrights owned by the Company or the Acquired Subsidiaries, and lists the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed (the "Company Intellectual Property"). Each item of the Company's Intellectual Property and Technology is valid (except that with respect to Patents, each Patent is valid only to the Knowledge of Seller), enforceable and subsisting; all necessary registration, maintenance and renewal fees in connection with registered Company Intellectual Property have been paid and all necessary documents and certificates in connection with registered Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting or maintaining such registered Company Intellectual Property. There are no actions that must be taken by the Company or the Acquired Subsidiaries within ninety (90) days of the Closing Date for the purposes of obtaining, maintaining, perfecting or renewing any such registrations and applications.

          (b) The Company or the Acquired Subsidiaries owns, licenses or otherwise possesses legally enforceable rights, to use all Company Intellectual Property and all of the Intellectual Property and Technology used in and necessary to conduct the business and operations of the Company or the Acquired Subsidiaries as presently conducted, including the design, development, manufacture, use, import, marketing, sale, distribution, and provision of products, technology and services, and each of the Copyrights listed on Schedule 5.14(a) in any works of authorship prepared by or for the Company or the Acquired Subsidiaries that resulted from or arose out of any work performed by or on behalf of the Company or the Acquired Subsidiaries or by any employee, officer, consultant or contractor of any of them, in each case, is free and clear of all Liens or obligations to others (except for those specified licenses included in Schedule 5.14(d)).

          (c) The Intellectual Property and Technology owned or otherwise commercially exploited by the Company or any of the Acquired Subsidiaries, and the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Technology or the products of the Company or the Acquired Subsidiaries in connection with the business as presently conducted, and the Company's or any of the Acquired Subsidiaries' present business practices and methods do not infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property right of any third party (including pursuant to any non-disclosure agreements or obligations to which the Company or any of the Acquired Subsidiaries or any of their present or former employees is a party). The Intellectual Property and Technology owned by or licensed to the Company or any of the Acquired Subsidiaries includes all of the

Intellectual Property rights used by the Company and the Acquired Subsidiaries to conduct their businesses in the manner in which such business is currently being conducted. For the avoidance of doubt, Seller shall not be in breach of this Section 5.14(c) for any infringement of any Intellectual Property right of any third party in respect of the use or other exploitation by the Company or the Acquired Subsidiaries first arising after the Closing Date of (i) material unregistered Marks owned by the Company and the Acquired Subsidiaries or (ii) material unregistered Copyrights owned by the Company and the Acquired Subsidiaries which do not relate to applications or software developed by the Company and the Acquired Subsidiaries.

          (d) Except with respect to licenses of commercial off-the-shelf Software, Schedule 5.14(d) sets forth a complete and accurate list of all Intellectual Property Licenses pursuant to which the Company or the Acquired Subsidiaries licenses or otherwise is authorized to use any Intellectual Property or Technology used in the business of the Company and the Acquired Subsidiaries as currently conducted. Each of the Intellectual Property Licenses has been duly approved or recorded with appropriate government authorities if applicable, is in full force and effect and is the legal, valid and binding obligation of the Company and/or the Acquired Subsidiaries, enforceable in accordance with its terms. Neither the Company nor any Acquired Subsidiary is in default under any Intellectual Property License, nor, to the Knowledge of Seller or the Company, is any other party to any Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. Neither the Company nor any Acquired Subsidiary has exercised any termination rights with respect to an Intellectual Property License or received notice of the exercise of any termination right by any other party to an Intellectual Property License. Following the Closing, the Company will continue to exercise all of the Company's rights under such Intellectual Property Licenses to the same extent and in the same manner the Company would have been able to had the transaction not occurred, and without the payment of any additional consideration and without the necessity of any third party consent. Except pursuant to the licenses set forth on Schedule 5.14(d), neither the Company nor any of the Acquired Subsidiaries is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise or provide any other consideration of any kind, to any third party with respect to use of any Intellectual Property or Technology used in the businesses of the Company and the Acquired Subsidiaries as currently conducted other than commercial off-the-shelf Software.

          (e) Schedule 5.14(e) sets forth a complete and accurate list of all Contracts (other than with respect to subsections (i) and (iii) below, Contracts of the Company or any Acquired Subsidiary to provide products or services to their customers or clients ("Customer Contracts")) to which the Company or the Acquired Subsidiaries is a party (i) granting any Intellectual Property Licenses, (ii) containing a covenant not to compete or otherwise limiting the ability of the Company or any Acquired Subsidiary to use or exploit fully any of their Intellectual Property or Technology or (iii) containing an agreement to indemnify any other person against any claim of infringement of, violation, misappropriation or unauthorized use of any Intellectual Property. Seller or the Company has provided to Purchaser in the data room or delivered to Purchaser pursuant to Purchaser's request true, correct and materially complete copies of each Contract set forth on Schedule 5.14(e), together with all amendments, modifications or supplements thereto.

          (f) No Trade Secret or any other non-public, proprietary information material to the business of the Company or any Acquired Subsidiary as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company or any of the Acquired Subsidiaries to any employee or any third party other than pursuant to a written non-disclosure agreement including restrictions on the disclosure and use of the Intellectual Property and Technology consistent with standard practices in the industry in which the Company and the Acquired Subsidiaries operate. The Company and the Acquired Subsidiaries have executed valid written agreements with all of their employees by which the employees have acknowledged the "work for hire" status of all Intellectual Property and Technology they may develop during their employment and by which they have assigned to the Company or the Acquired Subsidiaries all of their rights in and to such Intellectual Property and Technology and agreed to hold all Trade Secrets and confidential information of the Company and the Acquired Subsidiaries in confidence both during and after their employment. The Company and the Acquired Subsidiaries have executed valid written agreements with all consultants and contractors who have been retained in connection with the development of Intellectual Property and Technology by which the consultants and contractors have assigned to the Company or the Acquired Subsidiaries all of their rights in and to such Intellectual Property and Technology and agreed to hold all Trade Secrets and confidential information of the Company and the Acquired Subsidiaries in confidence both during and after the term of their engagements.

          (g) As of the date hereof, neither the Company nor any of the Acquired Subsidiaries is the subject of any pending or, to the Knowledge of Seller or the Company, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use, or violation of any intellectual property rights by any Person against the Company or the Acquired Subsidiaries or challenging the ownership, use, validity or enforceability of, any material Intellectual Property or Technology. Neither the Company nor any Acquired Subsidiary has received notice of any such threatened claim and, to the Knowledge of Seller or the Company, there are no facts or circumstances that would form the basis for any claim of infringement, unauthorized use, misappropriation or violation or any intellectual property rights by any Person against the Company or any Acquired Subsidiary, or challenging the ownership, use, validity or enforceability of any material Intellectual Property or Technology. All of the Company's or the Acquired Subsidiaries' rights in and to material Intellectual Property and Technology are valid and enforceable.

          (h) To the Knowledge of Seller or the Company, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property or Technology of the Company or any Acquired Subsidiary, and no such claims have been made against any Person by the Company or any Acquired Subsidiary.

          (i) There are no Orders to which the Company or any Acquired Subsidiary is a party or by which the Company or any Acquired Subsidiary is bound which restrict, in any material respect, the right to use any of the Intellectual Property or Technology.

          (j) Except as expressly contemplated by this Agreement, neither the execution of this Agreement, the consummation of the transactions contemplated by this Agreement nor the conduct of the business and operations of the Company and the Acquired Subsidiaries as presently conducted will result in (i) Purchaser's granting to any third party any right to any Intellectual Property or Technology owned by, or licensed to, the Company and the Acquired Subsidiaries, (ii) Purchaser's being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business or (iii) Purchaser's being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company or the Acquired Subsidiaries prior to the Closing.

          (k) No present or former employee has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property or Technology owned or used by the Company or any Acquired Subsidiary. To the Knowledge of Seller or the Company, no employee, consultant or independent contractor of the Company or any Acquired Subsidiary is, as a result of or in the course of such employee's, consultant's or independent contractor's engagement by the Company or any Acquired Subsidiary, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement. The Company and the Acquired Subsidiaries are not in breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement. All such agreements which are in force on the date hereof comply with the applicable Laws and regulations.

          (l) Schedule 5.14(l) sets forth a complete and accurate list of (i) all Software that is owned exclusively by the Company or any Acquired Subsidiary that is material to the operation of the business and (ii) all Software that is used by the Company or any Acquired Subsidiary in the business that is not exclusively owned by the Company or any Acquired Subsidiary, excluding Software available (A) on reasonable terms through commercial distributors or (B) in consumer retail stores for a license fee of no more than $1,000.

          (m) No open source or public software or freeware, including but not limited to any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any software that has been incorporated into or utilized in the products or services of the Company or any Acquired Subsidiary that would in any way limit the ability to make, use or sell such products or that would diminish or transfer the rights of ownership in any Intellectual Property or Software of the Company to a third party, and neither the Company nor any of the Acquired Subsidiaries is in default or subject to claims of infringement based on such use. No open source code used by the Company or any Acquired Subsidiary has been modified or embedded in any way that creates an obligation to disclose such source code (or any Intellectual Property or Software of the Company or any of the Acquired Subsidiaries), or would result in a default or would subject the Company or the Acquired Subsidiaries to claims of infringement.

          (n) All Software owned or used by the Company ("Company Software"), other than Company Software available (i) on reasonable terms through commercial distributors or (ii) in consumer retail stores for a license fee of no more than $1,000, is free of any material bugs or defects and is and shall be useable in the same form in the Ordinary Course of Business after the execution of this Agreement. There are no "time bombs" or other intentionally harmful components in any Company Software. All Company Software, other than Company Software available (i) on reasonable terms through commercial distributors or (ii) in consumer retail stores for a license fee of no more than $1,000, is free from significant programming errors and operates in substantial conformity with its user documentation and other descriptions and standards applicable thereto provided by Company and such Software does not contain any known virus. The Company has used reasonable measures, consisting of scanning by means of commercially available scanning products to detect and remove any known virus. Company Software and, to the Knowledge of Seller or the Company, all commercial off-the-shelf Software used by the Company, does not have any timer, clock, counter or other limiting design, instruction or routine that would erase data or programming or cause a computer to become inoperable or otherwise incapable of being used in the full manner for which it was designed.

          5.15 Material Contracts.

          (a) Schedule 5.15 sets forth, by reference to the applicable subsection of this Section 5.15(a), all of the following outstanding Contracts to which the Company or any of the Acquired Subsidiaries is a party (collectively, the "Material Contracts"):

               (i) Contracts with Seller or an Affiliate thereof (including the Excluded Subsidiaries) or any current or former officer, director, shareholder or Affiliate of the Company or any of the Acquired Subsidiaries, excluding employment Contracts with any current or former officer or director of the Company or any Acquired Subsidiary;

               (ii) Contracts with any labor union or association representing any employee of the Company or any of the Acquired Subsidiaries;

               (iii) Contracts for (A) the sale of any of the assets of the Company or any of the Acquired Subsidiaries other than in the Ordinary Course of Business or (B) for the grant to any person of any preferential rights to purchase any of its assets;

               (iv) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

               (v) Contracts containing covenants of the Company or any of the Acquired Subsidiaries not to compete in any line of business or with any person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other person not to compete with the Company or any of the Acquired Subsidiaries in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

               (vi) Contracts relating to the acquisition (by merger, purchase of equity or assets or otherwise) by the Company or any of the Acquired Subsidiaries of any operating business or assets material to the business of the Company or the Acquired Subsidiaries or the equity of any other Person;

               (vii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien other than a Permitted Exception on any of its assets, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements or purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

               (viii) purchase Contracts giving rise to Liabilities of the Company or any of the Acquired Subsidiaries in excess of $50,000;

               (ix) all Contracts other than Customer Contracts providing for payments by or to the Company or any of the Acquired Subsidiaries in excess of $100,000 in any fiscal year or $200,000 in the aggregate during the term thereof, and Customer Contracts providing for payments to the Company or any of the Acquired Subsidiaries in excess of $250,000 in any fiscal year or $500,000 in the aggregate during the term thereof. Notwithstanding the foregoing, any Customer Contract providing for payments to the Company or any of the Acquired Subsidiaries in excess of $100,000 in any fiscal year or $200,000 in the aggregate during the term thereof shall be deemed to be a "Material Contract" for all purposes of this Agreement other than the first sentence of this Section 5.15(a)(ix);

               (x) all Contracts obligating the Company or any of the Acquired Subsidiaries to provide or obtain products or services for a period exceeding one year or requiring the Company to purchase or sell a stated portion of its requirements or outputs, excluding employment Contracts;

               (xi) Contracts under which the Company or any of the Acquired Subsidiaries has made advances or loans to any other Person;

               (xii) Contracts providing for severance, retention, change in control or other similar payments;

               (xiii) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $40,000;

               (xiv) outstanding agreements of guaranty, surety or indemnification, direct or indirect, by the Company or any of the Acquired Subsidiaries; and

               (xv) Contracts that are otherwise material to the Company and the Acquired Subsidiaries taken as a whole.

          (b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and/or the Acquired Subsidiaries, enforceable against each of them in accordance with its terms. Neither the Company nor any Acquired Subsidiary is in material default under any Material Contract, nor, to the Knowledge of Seller or the Company, is any other party to any Material Contract in material default thereunder, and, to the Knowledge of Seller or the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. Neither the Company nor any Acquired Subsidiary has given notice of any significant dispute or exercised any termination rights with respect to a Material Contract or received notice of a significant dispute or the exercise of any termination right by any other party to a Material Contract. Seller or the Company has provided to Purchaser in the data room or delivered to Purchaser pursuant to Purchaser's request true, correct and materially complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto as of the date of such delivery. The Contracts listed on
Schedule 5.15(b) are terminable by, as applicable, the Company or the relevant Acquired Subsidiary at any time for any reason without penalty or fee to, or other payment by (other than for goods or services previously received), the Company or any of the Acquired Subsidiaries, and do not otherwise subject the Company or any of the Acquired Subsidiaries to any fixed payment obligation without a right to receive a corresponding benefit.

          5.16 Employee Benefits Plans.

          (a) Schedule 5.16 sets forth a correct and complete list of all employee benefit plans, employee pension plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, share purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by Seller, the Company or any of the Acquired Subsidiaries or to which Seller, the Company or any of the Acquired Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of the Company or any of the Acquired Subsidiaries (the "Employees") (collectively, the "Company Plans"). Neither the Company nor any Acquired Subsidiary is part of or is obligated to contribute to any multiemployer plan.

          (b) Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a multiemployer plan), have been made available or delivered to Purchaser by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Tax forms for the Company Plans and all schedules thereto and the most recent actuarial report, if any; (iii) written communications to employees relating to the Company Plans; and (iv) written descriptions of all non-written agreements relating to the Company Plans.

          (c) The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of applicable Law.

          (d) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law, to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with IFRS are duly and properly provided for on the Balance Sheet.

          (e) There is no material violation of applicable Law with respect to the filing of applicable reports, documents and notices regarding the Company Plans with any Governmental Body or the furnishing of such documents to the participants in or beneficiaries of the Company Plans.

          (f) None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant.

          (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan.

          (h) Neither the Company nor any of the Acquired Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan.

          (i) No equity or other security issued by the Company or any of the Acquired Subsidiaries forms or has formed a material part of the assets of any Company Plan.

          5.17 Labor.

          (a) Neither the Company nor any of the Acquired Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of the Acquired Subsidiaries.

          (b) No Employees are represented by any labor organization. No labor organization or group of employees of the Company or any of the Acquired Subsidiaries has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller or the Company, threatened to be brought or filed, with a labor relations tribunal. To the Knowledge of Seller or the Company, there is no organizing activity involving the Company or any of the Acquired Subsidiaries pending or threatened by any labor organization or group of employees of the Company or any of the Acquired Subsidiaries.

          (c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of Seller or the Company, threatened against or involving the Company or any of the Acquired Subsidiaries. There are no unfair labor practice charges, formal grievances or formal complaints pending or, to the Knowledge of Seller or the Company, threatened by or on behalf of any employee or group of employees of the Company.

          (d) None of Seller, the Company or any of the Acquired Subsidiaries have received notice of any complaints, charges or claims against the Company or any of the Acquired Subsidiaries that could be brought or filed, with any Governmental Body or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment, or failure to employ, by the Company or any of the Acquired Subsidiaries of any individual. Each of the Company and the Acquired Subsidiaries is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, and any similar mass layoff or plant closing Law, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance.

          5.18 Litigation. There is no Legal Proceeding pending or threatened in writing against, and, to the Knowledge of Seller or the Company, there is no material Legal Proceeding threatened orally against, Seller, the Company or any of the Acquired Subsidiaries (or to the Knowledge of Seller or the Company, pending or threatened, against any of the officers, directors or employees of the Company or any of the Acquired Subsidiaries with respect to their business activities on behalf of the Company), or to which Seller, the Company or any of the Acquired Subsidiaries is otherwise a party before any Governmental Body; nor to the Knowledge of Seller or the Company is there any reasonable basis for any such Legal Proceeding that would have a Material Adverse Effect or would reasonably be likely to have a Material Adverse Effect. Neither the Company nor any Acquired Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of Seller or the Company, threatened that are reasonably likely to prohibit or restrain the ability of Seller to perform its obligations under this Agreement or consummate the transactions contemplated hereby. To the Knowledge of Seller or the Company, there are no investigations of Seller, the Company or any of the Acquired Subsidiaries by or on behalf of any Governmental Body.

          5.19 Compliance with Laws; Permits.

          (a) The Company and the Acquired Subsidiaries are in compliance in all material respects with all Laws of any Governmental Body applicable to its business, operations or assets. Neither the Company nor any Acquired Subsidiary has received notice of any material violation, or been charged with any violation, of any Laws. To the Knowledge of Seller or the Company, neither the Company nor any Acquired Subsidiary is under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

          (b) Schedule 5.19 contains a list of all Permits which are required for the operation of the business of the Company and the Acquired Subsidiaries as presently conducted and as presently intended to be conducted ("Company Permits"), other than those the failure of which to possess is immaterial. The Company and the Acquired Subsidiaries currently have all Permits which are required for the operation of their respective businesses as presently conducted, other than those the failure of which to possess is immaterial. None of the Company or any of the Acquired Subsidiaries is in default or violation, and, to the Knowledge of Seller or the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit. None of the Company Permits will be impaired or in any material way affected by the consummation of the transactions contemplated by this Agreement.

          5.20 Environmental Matters. The operations of the Company and each of the Acquired Subsidiaries are and have been in compliance with all applicable Environmental Laws which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits and no action or proceeding is pending to revoke, modify or terminate any such Environmental Permit.

          5.21 Insurance. The Company and the Acquired Subsidiaries have insurance policies in full force and effect and comply with all requirements of Law and all agreements to which the Company or any of the Acquired Subsidiaries is a party or by which it is bound. Set forth in Schedule 5.21 is a list of all insurance policies held by or applicable to the Company or any of the Acquired Subsidiaries setting forth, in respect of each such policy, the policy name, policy number, carrier and type. None of the policies may be terminated upon consummation of the transactions contemplated hereby. To the Knowledge of Seller or the Company, no event relating to the Company or any of the Acquired Subsidiaries has occurred which would reasonably be likely to result in a retroactive upward adjustment in premiums under any such insurance policies or which would reasonably be likely to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled other than by the Company or the Acquired Subsidiaries within the last two (2) years and, to the Knowledge of Seller or the Company, no threat has been made to cancel any insurance policy of the Company or any of the Acquired Subsidiaries during such period. All such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby.

          5.22 Notes Receivable and Accounts Payable. The Company and the Acquired Subsidiaries have no notes receivable. All accounts payable of the Company and the Acquired Subsidiaries reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

          5.23 No Questionable Payments. No current or former director, officer, or employee of Seller, the Company or any Subsidiary, directly or indirectly,
(i) has used or is using any funds of Seller, the Company or any Subsidiary for any contribution, gift, entertainment or other expense relating to political activity, (ii) has used or is using any funds of Seller, the Company or any Subsidiary for any improper payment to any foreign or domestic government official or employee or (iii) has made any bribe, payoff, influence payment or kickback using funds of Seller, the Company or any Subsidiary which, with respect to clauses (i)-(iii), was in violation of any applicable Law in effect as of the date of such event.

          5.24 Related Party Transactions. No employee, officer, director, shareholder, partner or member of the Company or any of the Subsidiaries, any member of his or her immediate family or any of their respective Affiliates ("Related Persons") (i) owes any amount to the Company or any of the Acquired Subsidiaries nor does the Company or any of the Acquired Subsidiaries owe any amount to, or has the Company or any of the Acquired Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement with the Company or any of the Acquired Subsidiaries (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company or any of the Acquired Subsidiaries or (iv) has any claim or cause of action against the Company or any of the Acquired Subsidiaries, except with respect to clauses (i)
- (iv) above, employment agreements and petty cash advances to employees in the Ordinary Course of Business.

          5.25 Customers and Suppliers.

          (a) Schedule 5.25 sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company and the Acquired Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended March 31, 2005, 2004 and 2003, showing the approximate total sales by the Company and the Acquired Subsidiaries to each such customer and the approximate total purchases by the Company and the Acquired Subsidiaries from each such supplier, during such period.

          (b) Since the Balance Sheet Date, no customer or supplier listed on
Schedule 5.25 has terminated its relationship with the Company or any of the Acquired Subsidiaries or materially reduced or changed the pricing or other terms of its business with the Company or any of the Acquired Subsidiaries and, to the Knowledge of Seller or the Company, no customer or supplier listed on
Schedule 5.25 has notified the Company or the Acquired Subsidiaries that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or any of the Acquired Subsidiaries.

          5.26 Product Warranty; Product Liability.

          (a) Each product manufactured, sold or delivered by the Company or any of the Acquired Subsidiaries in conducting its business has been in conformity in all material respects with all product specifications and all express and implied warranties. Neither the Company nor any of the Acquired Subsidiaries has any material liability for replacement or repair of any such products or other damages in connection therewith not reserved against on the Balance Sheet. Neither the Company nor any of the Acquired Subsidiaries has sold any products or delivered any services that included an warranty for a period of longer than one (1) year which has not since expired.

          (b) Neither the Company nor any of the Acquired Subsidiaries has committed any act or failed to commit any act, which would result in, and to the Knowledge of Seller or the Company, there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company or any of the Acquired Subsidiaries with respect to products sold or services rendered prior to the Closing.

          5.27 Banks. Schedule 5.27 contains a complete and correct list of the names and locations of all banks in which Company or any Acquired Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney to act on behalf of the Company or any Acquired Subsidiary.

          5.28 Full Disclosure. No representation or warranty of Seller contained in this Agreement or in any of the Seller Documents and no written statement made by or on behalf of Seller to Purchaser or any of its Affiliates pursuant to this Agreement or any of the Seller Documents or otherwise in connection with the transactions contemplated hereby or thereby contains an untrue statement of a material fact or, to the Knowledge of Seller or the Company, omits to state a material fact necessary to make the statements contained herein or therein not misleading; provided, however, that Seller does not make any representation or warranty with respect to the accuracy of any projections or forward-looking statements provided to Purchaser or any of its Affiliates by Seller or the Company.

          5.29 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or the Acquired Subsidiaries in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment by the Company or the Acquired Subsidiaries in respect thereof.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby represents and warrants to Seller that:

          6.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

          6.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          6.3 Conflicts; Consents of Third Parties.

          (a) Neither the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, nor the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation or Order of any Governmental Body by which Purchaser is bound, except, in the case of clauses
(ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

          (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

          6.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

          6.5 Capitalization. The authorized share capital of Purchaser consists of 120,000,000 shares of Purchaser Common Stock and 2,500,000 shares of Purchaser Preferred Stock. As of the close of business in New York on September 2, 2005, there were 31,894,226 shares of Purchaser Common Stock issued and outstanding, no shares of Purchaser Preferred Stock issued and outstanding and no shares of Purchaser Common Stock or Purchaser Preferred Stock held by Purchaser as treasury stock. All of the issued and outstanding shares of Purchaser Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights. The outstanding shares of Purchaser Common Stock are issued in accordance with the registration provisions of the Securities Act and any relevant state securities laws, or pursuant to a valid exemption therefrom. The offer, issuance and exchange of Purchaser Common Stock as contemplated herein are made pursuant to a valid exemption from the registration requirements of the Securities Act.

          6.6 SEC Reports; Financial Statements. Purchaser has filed all required forms, reports and documents with the SEC since January 1, 2002 (the "Purchaser SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, each as in effect on the dates such forms, reports and documents were filed. None of the Purchaser SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statements of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Purchaser included in the Purchaser SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect on the dates such Purchaser SEC Reports were filed, and fairly present, in all material respects and in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Purchaser and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments)

          6.7 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

                                   ARTICLE VII

                                    COVENANTS

          7.1 Pre-Closing Access to Information; Confidentiality. Seller and the Company shall, and the Company shall cause the Acquired Subsidiaries to, afford to Purchaser and its accountants, counsel, financial advisors and other representatives reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to their respective properties and facilities (including all real property owned or leased by the Company or any of the Acquired Subsidiaries and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of Seller's or the Company's independent public accountants, internal audit reports, and "management letters" from such accountants with respect to Seller's or Company's systems of internal control), Contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel as Purchaser shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company's operations. Prior to the Closing, Seller shall use reasonable efforts to generally keep Purchaser reasonably informed as to all material matters involving the operations and businesses of the Company and the Acquired Subsidiaries taken as a whole. The Company shall authorize and direct the appropriate directors, managers and employees of each of the Acquired Subsidiaries to discuss matters involving the operations and business of such Acquired Subsidiary with Purchaser and its representatives. All nonpublic information provided to, or obtained by, Purchaser in connection with the transactions contemplated hereby shall be "Confidential Information" for purposes of the Non Disclosure Agreement, dated as of January 12, 2005, among Purchaser, the Company and Seller (as amended by the Memorandum of Understanding, dated as of May 17, 2005, by and among Purchaser, the Company and Seller), the terms of which shall continue in force until the Closing; provided that Purchaser and the Company may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes (which belief must be supported by written opinion of independent counsel) it may not provide to Purchaser by reason of applicable Law. No information provided to or obtained by Purchaser pursuant to this Section 7.1(a) shall limit or otherwise affect the remedies available hereunder to Purchaser (including, but not limited to, Purchaser's right to seek indemnification pursuant to Article IX), or the representations or warranties of, or the conditions to the obligations of, the parties hereto. For the avoidance of doubt, nothing in this Section 7.1 shall in any way obligate Seller to provide Purchaser with Supplemental Disclosure Schedules pursuant to Section 9.6, and no information provided to Purchaser pursuant to this Section 7.1 shall be a Supplemental Disclosure unless it is contained in a Supplemental Disclosure Schedule provided by Seller pursuant to
Section 9.6.

          7.2 Conduct of the Business Pending the Closing.

          (a) Except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, from the date hereof until the Closing, Seller shall, and shall cause the Company to, and the Company shall, and shall cause the Acquired Subsidiaries to:

               (i) conduct the respective businesses of the Company and the Acquired Subsidiaries only in the Ordinary Course of Business;

               (ii) use their commercially reasonable efforts to (A) preserve its present business operations, organization (including officers and employees) and goodwill of the Company and the Acquired Subsidiaries,
          (B) preserve its present relationship with Persons having material business dealings with the Company and the Acquired Subsidiaries (including material customers and suppliers) and (C) maintain the listing of Seller's ordinary shares, par value HK$ 0.07, on the SGX;

               (iii) maintain (A) all of the material assets and properties of the Company and the Acquired Subsidiaries in working condition, ordinary wear and tear excepted, and (B) insurance upon all of the material properties and assets of the Company and the Acquired Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

               (iv) (A) maintain the books, accounts and records of the Company and the Acquired Subsidiaries in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all material contractual and other material obligations of the Company and the Acquired Subsidiaries;

               (v) make on a timely basis and not delay the making of material planned capital expenditures; and

               (vi) comply in all material respects with all applicable Laws.

          (b) Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, from the date hereof until the Closing, Seller shall not, and shall cause the Company not to, and the Company shall not, and shall cause the Acquired Subsidiaries not to:

               (i) declare, set aside, make or pay any dividend or other distribution in respect of the share capital of, or other ownership interests in, the Company or any of the Acquired Subsidiaries or repurchase, redeem or otherwise acquire any outstanding capital shares or other securities of, or other ownership interests in, the Company or any of the Acquired Subsidiaries;

               (ii) transfer, issue, sell, pledge, encumber or dispose of any capital shares or other securities of, or interests in, the Company or any of the Acquired Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire capital shares or other securities of, or interests in, the Company or any of the Acquired Subsidiaries;

               (iii) effect any recapitalization, reclassification, capital share split, combination or like change in the capitalization of the Company or any of the Acquired Subsidiaries, or amend the terms of any outstanding securities of the Company or any Acquired Subsidiary;

               (iv) amend the organizational documents of the Company or any of the Acquired Subsidiaries;

               (v) (A) materially increase the salary or other compensation of any senior officer or senior employee of the Company or any of the Acquired Subsidiaries, except for normal year-end increases in the Ordinary Course of Business (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or any of the Acquired Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company or any Acquired Subsidiary (or amend any such agreement to which the Company or any of the Acquired Subsidiaries is a party);

               (vi) (A) create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness; (B) except in the Ordinary Course of Business, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by the Company or any of the Acquired Subsidiaries; (C) modify the terms of any Indebtedness or other material Liability; or (D) make any loans, advances of capital contributions to, or investments in, any other Person (other than to wholly-owned Acquired Subsidiaries in the Ordinary Course of Business);

               (vii) subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of the Company or any of the Acquired Subsidiaries;

               (viii) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company and the Acquired Subsidiaries, other than in the Ordinary Course of Business;

               (ix) enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

               (x) cancel or compromise any debt or claim or waive or release any material right of the Company or any of the Acquired Subsidiaries except in the Ordinary Course of Business;

               (xi) enter into any commitment for capital expenditures of the Company and the Acquired Subsidiaries in excess of $50,000 for any individual commitment and $250,000 for all commitments in the aggregate;

               (xii) enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of the Acquired Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of the Acquired Subsidiaries;

               (xiii) introduce any material change with respect to the operation of the Company or any of the Acquired Subsidiaries, including any material change in the types, nature, composition or quality of its products or services, or, other than in the Ordinary Course of Business, make any material change in product specifications or prices or terms of distributions of such products;

               (xiv) permit the Company or any of the Acquired Subsidiaries to enter into any transaction or to enter into, modify or renew any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business;

               (xv) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, permit the Company or any of the Acquired Subsidiaries to make any investments in or loans to, or pay any material fees or expenses to, or enter into or modify any Contract with any Affiliate of the Company or any of the Acquired Subsidiaries, or any director, officer or employee of the Company or any of the Acquired Subsidiaries other than existing contractual obligations previously disclosed to Purchaser;

               (xvi) except as required by applicable Law, make a material change in its accounting or Tax reporting principles, methods or policies;

               (xvii) (A) make or revoke any material Tax election, or settle or compromise any material Tax liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or (B) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice and the Company shall have provided Purchaser a copy thereof (together with supporting papers) at least three (3) Business Days prior to the due date thereof for Purchaser to review and approve (such approval not to be unreasonably withheld or delayed);

               (xviii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any Acquired Subsidiary to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

               (xix) terminate, amend, restate, supplement or waive any rights under (A) any Material Contract, Company Lease, Personal Property Lease or Intellectual Property License, other than in the Ordinary Course of Business or as otherwise would not prejudice the interests of the Company or the Acquired Subsidiaries or (B) any Permit;

               (xx) settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $25,000;

               (xxi) change or modify in any material respect its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

               (xxii) take any action which would adversely affect the ability of Seller or the Company to consummate the transactions contemplated by this Agreement; and

               (xxiii) agree to do anything (A) prohibited by this Section 7.2,
          (B) which would make any of the representations and warranties of Seller in this Agreement or the Seller Documents untrue or incorrect in any material respect or (C) that would be reasonably likely to have a Material Adverse Effect.

          7.3 Further Assurances. Subject to, and not in limitation of, Section 7.4, each of Seller, the Company and Purchaser shall use its commercially reasonable efforts to cause the Company and the Acquired Subsidiaries to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Seller and the Company shall use, and the Company shall cause the Acquired Subsidiaries to use, their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals, if any, referred to in
Section 5.3(c) hereof.

          7.4 Regulatory Approvals. Purchaser, Seller and the Company shall make all filings required of each of them or any of their respective subsidiaries or Affiliates under any Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within four
(4) weeks.

          7.5 No Shop. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 4.2:

          (a) Seller and the Company will not, and will not permit the Subsidiaries or any of the Affiliates, directors, officers, employees, representatives or agents of Seller, the Company or any of the Subsidiaries (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of Seller, the Company or any of the Acquired Subsidiaries or any share capital of Seller, the Company or any of the Acquired Subsidiaries other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction.

          (b) Seller shall notify Purchaser orally and in writing promptly (but in no event later than 24 hours) after receipt of any proposal or offer from any Person other than Purchaser to effect an Acquisition Transaction or any request for non-public information relating to the Company or any of the Acquired Subsidiaries or for access to the properties, books or records of the Company or any Acquired Subsidiary by any Person other than Purchaser. Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of the Company, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto. Seller shall keep Purchaser informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

          (c) Seller and the Company shall (and Seller and the Company shall cause their Representatives to, and the Company shall cause the Subsidiaries to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any of the foregoing. Seller and the Company agree not to (and the Company agrees to cause the Subsidiaries not to) release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any of the Acquired Subsidiaries is a party.

          (d) For the avoidance of doubt, nothing in this Agreement shall prohibit Seller or the Company from receiving any unsolicited or uninitiated submissions, proposals or offers in respect of an Acquisition Transaction. In the event that Seller or the Company receives any such unsolicited or uninitiated submission, proposal or offer (an "Unsolicited Offer") in respect of an Acquisition Transaction, Seller shall be entitled to:

               (i) announce such Unsolicited Offer so far as such announcement is required under the listing rules or requirements of the SGX or any other Law;

               (ii) do or refrain from doing anything required by the SGX; and

               (iii) make, or refrain from making, any recommendation to its shareholders as Seller's directors (other than directors who have executed Voting Agreements) may deem necessary in order to comply with their fiduciary duties in respect of such Unsolicited Offer;

provided, however, that the receipt of any Unsolicited Offer shall in no way derogate Seller's obligations under any other section of this Agreement.

          (e) In the event that this Agreement is terminated pursuant to Section 4.2, and within six (6) months following such termination Seller enters into an agreement to consummate an Acquisition Transaction on terms and conditions which are more favorable to Seller, as reasonably determined in good faith by Purchaser, than the terms and conditions set forth in this Agreement, Seller shall, on the date of the execution of such Acquisition Transaction agreement, reimburse Purchaser for all actual costs and expenses incurred by Purchaser in connection with its effort to acquire the Shares or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby; provided, however, that such expense reimbursement shall not exceed one million U.S. dollars ($1,000,000).

          7.6 Publicity.

          (a) None of Purchaser, Seller or the Company shall issue any press release, public announcement, circular or notice concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto (which approval will not be unreasonably withheld or delayed), unless in the reasonable judgment of the party intending to make such issuance, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which such party or its Affiliates lists securities, provided that, to the extent required by applicable Law, the party intending to make such release or announcement shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

          (b) Each of Purchaser, Seller and the Company agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. In the event that such disclosure, availability or filing is required by applicable Law, each of Purchaser, the Company and Seller (as applicable) agrees to use its commercially reasonable efforts to obtain confidential treatment of this Agreement with any Governmental Body and to redact such terms of this Agreement the other party shall request.

          7.7 Preservation of Records; Post-Closing Access; Cooperation with SEC Filings.

          (a) Seller and Purchaser agree that each of them shall (and shall cause the Company and the Acquired Subsidiaries to) preserve and keep the records held by them relating to the respective businesses of the Company and the Acquired Subsidiaries for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Seller, the Company, the Acquired Subsidiaries or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Seller or Purchaser wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

          (b) In the event of any claim by a party for a breach of the representations and warranties under this Agreement, the party making such claim (the "Claiming Party") shall allow, and shall cause its Affiliates to allow, the party alleged of such breach (the "Defending Party") and its accountants and professional advisers to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim. In furtherance of the foregoing, the Claiming Party shall provide, and shall cause its Affiliates to provide, to the Defending Party and its accountants and professional advisors reasonable information and assistance, including reasonable access to the premises and personnel of the Claiming Party and its Affiliates and to any relevant property, documents and records within the possession or control of the Claiming Party and its Affiliates, as well as the right to examine any property, accounts, documents and records of the Claiming Party and its Affiliates as reasonably requested by the Defending Party or its accountants or professional advisers; provided that the Defending Party shall reimburse the Claiming Party for all costs and expenses reasonably incurred by the Claiming Party and its Affiliates in connection with the foregoing. The Defending Party and its accountants and professional advisors shall keep all such information confidential and shall only use such information for the purpose of the claim in question.

          (c) From and after the date hereof, Seller shall, and prior to the Closing shall cause the Company and the Acquired Subsidiaries to, cooperate with Purchaser and promptly provide any information reasonably requested by Purchaser in connection with any document that Purchaser may file with the SEC (including the Shelf Registration Statement), including by providing any financial statement working papers, auditor communications or other financial statement documents of the Company and the Acquired Subsidiaries. All information provided pursuant to this Section 7.7(c) by Seller, and, prior to the Closing, by the Company and the Acquired Subsidiaries shall, to the Knowledge of Seller or the Company, be true and correct in all material respects.

          (d) For a period twelve (12) months from and after the Closing Date, Seller shall provide Purchaser with reasonable access to its executive officers which are employed by Seller as of the date hereof, including its chief financial officer, and cause such persons to be reasonably available and cooperate with Purchaser, at no cost to Purchaser, as Purchaser deems necessary in connection with the preparation of financial statements of the Company and the Acquired Subsidiaries. In furtherance of the foregoing, Seller's chief financial officer shall: (i) ensure that all appropriate steps are taken to provide for a clean accounting "cutoff" as of the Closing Date for both book and tax purposes, and assist Purchaser in preparing the Closing Statement; (ii) file the March 31, 2005 Tax Return on behalf of the Company and the Acquired Subsidiaries prior to the latest date prescribed by Law that such return can be filed (including any extensions and grace periods) without late fee, penalty or interest; and (iii) prepare such audited financial statements for Seller, the Company and/or any of the Subsidiaries relating to periods occurring prior to the Closing that are reasonably determined by Purchaser to be necessary in connection with the forms, reports and documents that Purchaser will file with the SEC after the Closing with respect to the consummation of the transactions contemplated by this Agreement.

          7.8 Use of Name. Seller hereby agrees that upon the consummation of the transactions contemplated hereby, the Company and the Acquired Subsidiaries shall own and have the sole and exclusive right in relation to Seller and its Affiliates to the use of the name "MultiVision" or similar names, any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto and the Marks listed on Schedule 5.14(a) (collectively, the "Company Marks"). Notwithstanding the foregoing, Purchaser hereby grants to Seller upon the Closing a twelve (12) month non-exclusive, non-transferable, royalty-free license (the "License") to use the Company Marks solely and exclusively in connection with transitioning to Marks other than the Company Marks upon the expiration of the License, provided that Seller may not use the Company Marks in a Restricted Business (as defined in the Non-Competition Agreement). After the expiration of the License, Seller shall not, and shall not permit its Affiliates to, use such name or any variation or simulation thereof or any of the Company Marks. Seller shall, and shall cause its Affiliates to, immediately after the Closing, cease to hold itself out as having any affiliation with the Company or any of its Affiliates other than the use of the License. In furtherance thereof, upon the expiration of the License, Seller shall have removed, struck over or otherwise obliterated all Company Marks from all materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.

          7.9 Affiliate Transactions. On or prior to the Closing Date, the Company shall, and shall cause the Acquired Subsidiaries to, terminate all Contracts with its Affiliates or Seller or its Affiliates (other than (i) those Contracts set forth on Schedule 7.9, (ii) Contracts between the Company and the Acquired Subsidiaries, (iii) Contracts between the Company and the Acquired Subsidiaries and their respective officers and employees and (iv) Contracts whose continuance Purchaser has approved in writing), and deliver releases executed by such Affiliates or Seller or its Affiliates with whom the Company has terminated such Contracts pursuant to this Section 7.9 providing that no further payments are due, or may become due, under or in respect of any such terminated Contacts; provided that in no event shall the Company or any of the Acquired Subsidiaries pay any consideration with respect to any such termination or release.

          7.10 Monthly Financial Statements. As soon as reasonably practicable, but in no event later than thirty (30) days after the end of each calendar month during the period from the date hereof to the Closing, the Company shall provide Purchaser with unaudited monthly reports for the Company and each of the Acquired Subsidiaries showing for such preceding month (i) revenues and (ii) bookings for new orders.

          7.11 Notification of Certain Matters. Each of Seller and Purchaser shall give notice to the other party, as promptly as reasonably practicable upon becoming aware of (a) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, except where such occurrences of failures to occur could not, individually or in the aggregate, reasonably be expected to result in a failure of the conditions set forth in Section 8.2(a) or 8.3(a), as applicable, to be satisfied and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section
7.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

          7.12 Seller Shareholder Approval. Seller, acting through its Board of Directors, shall, in accordance with its organizational documents and applicable Law (a) duly call, give notice of, convene and hold an extraordinary meeting of its shareholders (the "Seller Shareholder Meeting") as soon as reasonably practicable after the date hereof for the purposes of considering and taking action upon the approval and adoption of this Agreement and the Seller Documents and the transactions and obligations of Seller and the Company contemplated hereby and thereby (such approval, the "Seller Shareholder Approval"), (b) prepare and file with the SGX information required to be disclosed by the SGX in connection with the Seller Shareholder Meeting and (c) use its commercially reasonable efforts to take such reasonable steps in the circumstances (taking into account the fiduciary duties of the directors of Seller and the requirements of the SGX) to obtain the necessary approvals by its shareholders of this Agreement and the Seller Documents and the transactions and obligations of Seller and the Company contemplated hereby and thereby.

          7.13 Excluded Assets. Prior to the Closing, Seller shall cause the Company and the Subsidiaries to transfer the Excluded Subsidiaries and all of the assets and liabilities which are set forth on Schedule 7.13 hereto (collectively, the "Excluded Assets") to Seller or any other Person designated by Seller who will not be an Affiliate of Purchaser after the Closing.

          7.14 Dividend and Affiliate Transaction Restrictions. For a period two
(2) years from and after the Closing Date, Seller shall not (i) declare, set aside, make or pay dividends or other distributions in respect of its share capital or repurchase, redeem or otherwise acquire outstanding capital shares or other securities, if after taking any such action, the book value (determined in accordance with IFRS) of Seller's net assets would in the aggregate be less than
(A) thirty million U.S. dollars ($30,000,000) if such action is taken on or prior to the first (1st) anniversary of the Closing Date or (B) twenty-four million U.S. dollars ($24,000,000) if such action is taken after the first (1st) anniversary of the Closing Date, (ii) declare, set aside or make distributions to its shareholders of any shares of Purchaser Common Stock issued by Purchaser in connection with this Agreement or the transactions contemplated hereby or
(iii) enter into any agreement or arrangement, including an agreement for the sale or purchase of assets, with an Affiliate, employee, officer, director or shareholder of Seller or any of their respective immediate family members or Affiliates which is not on fair and commercially reasonable terms with respect to Seller. For the avoidance of doubt, this Section 7.14 shall not prevent Seller from purchasing assets from a bona fide third party seller on commercially reasonable terms.

          7.15 Shutdown of Certain Excluded Subsidiaries.

          (a) Prior to the Closing, Seller and Purchaser shall negotiate in good faith a Shutdown Support Agreement (the "Shutdown Support Agreement"), whereby Purchaser shall agree to provide certain reasonable support services in connection with the termination of operations and shutdown of the Excluded Subsidiaries listed on Schedule 7.15 by Seller after the Closing.

          (b) Prior to the Closing, Seller and Purchaser shall negotiate in good faith an additional adjustment (the "Shutdown Adjustment") to the purchase price equal to the severance, lease termination and other costs reasonably incurred by Seller in connection with the termination of operations and shutdown of the Excluded Subsidiaries listed on Schedule 7.15 by Seller after the Closing; provided that the Shutdown Adjustment shall be no less than seventy thousand U.S. dollars ($70,000) and no greater than two hundred and fifty thousand U.S. dollars ($250,000). The Base Purchase Price shall be increased for all purposes of this Agreement by the amount of the Shutdown Adjustment.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

          8.1 Conditions Precedent to Obligations of Each Party. The respective obligations of each of Seller and Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent:

          (a) no Legal Proceedings shall have been instituted or threatened or claim or demand made against Purchaser, Seller, the Company or any of the Subsidiaries seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

          (b) the Seller Shareholder Approval shall have been obtained or Purchaser and Seller shall have each determined that the Seller Shareholder Approval is not necessary.

          8.2 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

          (a) the representations and warranties of Seller qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

          (b) Seller and the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to the Closing Date;

          (c) there shall not have been or occurred any Material Adverse Effect since the Balance Sheet Date;

          (d) Purchaser shall have received certificates, each in form and substance reasonably satisfactory to Purchaser, signed by Seller and the chief executive officer and chief financial officer of Seller, dated as the Closing Date, to the effect that each of the conditions specified above in Sections 8.2(a)-(c) have been satisfied in all respects;

          (e) Seller shall have obtained (i) any consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Body necessary to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated herein (and where any conditions are attached to such consent or approval, such conditions are reasonably acceptable to Purchaser) or any applicable mandatory waiting periods shall have expired or been granted early termination and (ii) those consents, waivers and approvals, if any, referred to in Section 5.3(c) hereof in a form reasonably satisfactory to Purchaser;

          (f) Seller shall have obtained those consents and releases listed on
Schedule 8.2(f) in a form reasonably satisfactory to Purchaser;

          (g) each of the Persons listed on Schedule 8.2(g) shall have entered into an employment agreement on terms satisfactory to Purchaser, and such employment agreements shall be in full force and effect and all of such persons shall be willing and able to perform in accordance with such employment agreements;

          (h) Purchaser shall have received the written resignations of each of the directors of the Company;

          (i) Seller and the Escrow Agent shall have entered into, executed and delivered to Purchaser the Escrow Agreement substantially in the form of Exhibit A hereto;

          (j) Seller shall have entered into, executed and delivered to Purchaser the Non-Competition Agreement substantially in the form of Exhibit B hereto;

          (k) Seller shall have entered into, executed and delivered to Purchaser the Shutdown Support Agreement;

          (l) Seller shall have agreed with Purchaser as to the amount of the Shutdown Adjustment at least ten (10) days prior to the Closing; provided that if any time prior to the Closing, Seller irrevocably offers (conditional on the Closing) to make the amount of the Shutdown Adjustment seventy thousand U.S. dollars ($70,000), then this condition shall be deemed to have been waived by Purchaser;

          (m) Huge Hill Limited and, as appropriate, the Company and/or one or more of the Acquired Subsidiaries shall have each entered into, executed and delivered to Purchaser an exclusive supply agreement (the "Huge Hill Exclusive Supply Agreement"), substantially in the form of Exhibit C hereto;

          (n) Sino Gear Force Limited and, as appropriate, the Company and/or one or more of the Acquired Subsidiaries shall have each entered into, executed and delivered to Purchaser an exclusive supply agreement (the "Sino Gear Exclusive Supply Agreement" and, together with the Huge Hill Exclusive Supply Agreement, the "Exclusive Supply Agreements"), substantially in the form of Exhibit C hereto;

          (o) Seller shall have amended each of the Contracts set forth on
Schedule 8.2(o) so that each such Contract will, to the reasonable satisfaction of Seller, comply with the representations of Seller contained in the last sentence of Section 5.15(b);

          (p) Seller shall have amended each of the Contracts set forth on
Schedule 8.2(p) in a manner reasonably satisfactory to Purchaser to clarify that the Intellectual Property covered by each such Contract is owned by the Company and the Acquired Subsidiaries;

          (q) Seller shall have delivered, or caused to be delivered, to Purchaser share certificates representing the Shares, duly endorsed in blank or accompanied by share transfer powers and forms and with all requisite share transfer tax stamps, if applicable, attached, along with a certified copy of the share registry of the Company which reflects the transfer of the Shares and the change of directors; and

          (r) the Company shall have delivered to Purchaser certificates of good standing, if applicable, with respect to the Company and each of the Acquired Subsidiaries as of a recent date issued by an authorized official from the appropriate Governmental Body of such entity's jurisdiction of organization and each jurisdiction in which such entity is qualified to do business as a foreign corporation.

          8.3 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

          (a) the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, that if Purchaser does not make the Share Election, the representations and warranties of Purchaser set forth in Sections 6.5, 6.6, and 6.7 shall be deemed true and correct in all respects at all times for purposes of this Section 8.3;

          (b) Purchaser shall have performed and complied in all respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

          (c) Purchaser and the Escrow Agent shall have entered into, executed and delivered to Seller the Escrow Agreement substantially in the form of Exhibit A hereto;

          (d) Purchaser shall have entered into, executed and delivered to Seller the Non-Competition Agreement substantially in the form of Exhibit B hereto; and

          (e) Purchaser shall have entered into, executed and delivered to Seller the Shutdown Support Agreement;

          (f) Purchaser shall have agreed with Seller as to the amount of the Shutdown Adjustment at least ten (10) days prior to the Closing; provided that if at any time prior to the Closing, Purchaser irrevocably offers (conditional on the Closing) to make the amount of the Shutdown Adjustment two hundred and fifty thousand U.S. dollars ($250,000), then this condition shall be deemed to have been waived by Seller; and

          (g) the Shelf Registration Statement shall have been declared effective by the SEC; provided, however, that in the event that Seller does not provide to Purchaser within fourteen (14) days after the written request by Purchaser for any information reasonably determined by Purchaser to be necessary to file the Shelf Registration Statement with, and have it declared effective by, the SEC, this condition shall be deemed to have been waived by Seller.

                                   ARTICLE IX

                                 INDEMNIFICATION

          9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement (other than in Section
5.11 (taxes), which is governed by Section 9.7), any certificate delivered pursuant hereto or any Seller Document or Purchaser Document shall survive the Closing through and including the second (2nd) anniversary of the Closing Date; provided, however, that (i) the representations and warranties of Seller set forth in Sections 5.1 (organization), 5.2 (authorization), 5.4 (ownership), 5.5 (capitalization), 5.6 (subsidiaries) and 5.29 (financial advisors) shall survive the Closing indefinitely and (ii) the representations and warranties of Purchaser set forth in Sections 6.1 (organization), 6.2 (authorization) and 6.7 (financial advisors) shall survive the Closing indefinitely (in each case, the "Survival Period"); provided, further, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 9.3 before the termination of the applicable Survival Period. Notwithstanding anything to the contrary contained herein, if Purchaser does not make the Share Election, the representations and warranties of Purchaser set forth in Sections 6.5, 6.6 and 6.7 shall expire with and terminate upon the Closing.

          9.2 Indemnification.

          (a) Subject to Sections 9.1, 9.4, 9.6 and 9.7 hereof, Seller hereby agrees to indemnify and hold the Purchaser Indemnified Parties harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of any and all Losses based upon, attributable to or resulting from:

               (i) the failure of any of the representations or warranties made by Seller in this Agreement (other than in Section 5.11), any certificate delivered pursuant hereto or in any Seller Document to be true and correct in all respects on the date hereof and, as this Agreement may be modified by any Supplemental Disclosure Schedules, as of the Closing Date;

               (ii) the breach of any covenant or other agreement on the part of Seller or the Company under this Agreement, any certificate delivered pursuant hereto or any Seller Document; and

               (iii) the Excluded Assets or the transfer of the Excluded Assets pursuant to Section 7.13, including any Taxes imposed on or payable by any Purchaser Indemnified Party at any time as a result of the transfer of the Excluded Assets.

          (b) Subject to Sections 9.1 and 9.4, Purchaser hereby agrees to indemnify and hold the Seller Indemnified Parties harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of any and all
Losses:

               (i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by Purchaser in this Agreement or in any Purchaser Document to be true and correct in all respects on the date hereof and as of the Closing Date; provided, however, that if Purchaser does not make the Share Election, Purchaser shall have no obligation to indemnify with respect to the representations and warranties of Purchaser set forth in Sections 6.5,
          6.6 and 6.7; and

               (ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document.

          (c) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by (and shall exist notwithstanding) any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

          9.3 Indemnification Procedures.


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
          (a) A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought.

          (b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Section 9.2 hereof or for any breach of contract claim with respect to breach of the representations and warranties (other than Section 5.11) contained herein (regardless of the limitations set forth in Section 9.4) (an "Indemnification Claim"), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate prejudice as a result of such failure. The indemnifying party shall have the right, at its sole expense, (i) to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and (ii) to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified by it hereunder, it shall within five (5) Business Days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the indemnified party defends any Indemnification Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Indemnification Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 9.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim. If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.


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
          (c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction (as permitted by Section 10.3) and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of such remaining sums so due and owing to the indemnified party in accordance with Section 9.5.

          9.4 Limitations on Indemnification; Calculation of Losses. All of the following are subject to Section 9.4(j):

          (a) Notwithstanding the provisions of this Article IX, (i) neither Seller nor Purchaser shall have any liability (x) under Section 9.2(a)(i), 9.2(b)(i) or 9.7(a)(i)(C)(1) as applicable, or (y) for any breach of contract claim with respect to breaches of the representations and warranties contained herein (A) for any individual item where the Loss relating thereto is less than $5,000 (provided, that claims relating to a series of similar, connected or related matters arising out of the same breach shall be aggregated for this purpose to the extent that such claims relate to different Losses) and (B) with respect to each individual item where the Loss relating thereto is equal to or greater than $5,000, unless the aggregate amount of such Losses to the indemnified or damaged parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds $300,000 (the "Basket Amount") and, in such event, the indemnifying or liable party shall be required to pay the entire amount of all such Losses, and (ii) in no event shall the aggregate indemnification to be paid by Seller or Purchaser pursuant to
Section 9.2(a)(i) or 9.2(b)(i), as applicable, along with the aggregate amount of damages for any other breach of contract claim with respect to a breach of the representations and warranties contained herein, exceed the Indemnification Cap. For purposes of this Agreement, the "Indemnification Cap" shall mean an amount equal to the sum of the cash consideration received as part of the Final Purchase Price plus ninety-five percent (95%) of the aggregate value (based upon the Per Share Value per share of Purchaser Common Stock) of the Purchaser Common Stock consideration to be received as part of the Final Purchase Price. Notwithstanding the foregoing, the Basket Amount and the Indemnification Cap limitations shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties set forth in Sections 5.1 (organization), 5.2 (authorization), 5.4 (ownership), 5.5 (capitalization), 5.29 (financial advisors), 6.1 (organization), 6.2 (authorization), 6.5 (capitalization) and 6.7 (financial advisors) and, with respect to claims from Taxing Authorities or claims pursuant to Tax sharing or indemnity agreements,
Section 5.11 (taxes).

          (b) Notwithstanding anything in this Agreement to the contrary, after the Closing, for purposes of this Article IX or for purposes of any breach of contract claim with respect to breaches of the representations and warranties contained herein, any breach of a representation or warranty of a party contained herein that does not cause or result in a Loss shall not be deemed to be a breach of this Agreement or a default hereunder.

          (c) For purposes of calculating the amount of Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

          (d) The amount of any Losses for which indemnification is provided under this Article IX or for which damages for a breach of the representations and warranties contained herein may be payable shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Losses, net of any increases in premiums due to such Losses.

          (e) Seller shall have no right of contribution or other recourse against the Company or the Acquired Subsidiaries or their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Indemnification Claims or other claims for breaches of this Agreement asserted by Purchaser Indemnified Parties.

          (f) Notwithstanding any other provision of this Agreement, no party shall be:

               (i) obligated to pay any claim in respect of any liability if and to the extent that it is contingent unless and until such liability becomes an actual liability that is due and payable and the amount thereof is reasonably ascertainable;

               (ii) liable in respect of any claim to the extent that such claim is reserved for on the Closing Statement and taken into account in determining the Final Purchase Price Adjustment;

               (iii) liable with respect to any claim if and to the extent that the facts giving rise to such claim would not have occurred but for the intentional wrongful and improper act or omission of the other party or its Affiliates after the Closing which (A) is taken or failed to be taken other than in the ordinary and usual course of business, with the knowledge that such intentional wrongful and improper act or omission would be reasonably likely to lead to a claim under this Agreement, (B) due to retroactive treatment, causes a breach of the terms of this Agreement with respect to pre-Closing activities and (C) is not an act or omission which Purchaser or its Affiliates has reasonably determined is necessary to comply with any Law or contractual obligation (provided, that this Section 9.4(f)(iii) shall be solely used for purposes of determining whether liability exists, and not for determining indemnifiable Loss with respect to such liability); or

               (iv) liable with respect to (A) the passing of, or any change in, any Law after the Closing or (B) any change in accounting policy, bases or practice after the Closing, which, in the case of both clauses (A) and (B), due to retroactive treatment, causes a breach of the terms of this Agreement with respect to pre-Closing activities.

          (g) The indemnified or damaged party shall take reasonable steps to avoid, dispute, resist, appeal, compromise, defend or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any claim for breach of a representation or warranty contained herein; provided, however, that any costs incurred by or on behalf of the indemnified or damaged party in such mitigation shall be added to the amount of the Loss of the underlying claim.

          (h) No party shall be entitled to indemnification or damages for breach of the representations and warranties contained herein more than once in respect of the same Loss arising from any one claim.

          (i) If a party hereto pays an amount to discharge any claim for indemnification or breach of the representations and warranties contained herein, and the other party hereto or its Affiliates subsequently recovers and is entitled to retain (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the subject matter of the claim and which would not otherwise have been received by the indemnified or damaged party without such claim, such indemnified or damaged party shall pay, or shall cause its Affiliate to pay, to the other party an amount equal to (i) the sum recovered from the third party less any costs and expenses incurred in obtaining such recovery and less any Taxes attributable to the recovery after taking account of any tax relief available in respect of any matter giving rise to the claim, or, (ii) if less, the amount previously paid by the other party less any Taxes attributable to it.

          (j) Notwithstanding any other provision of this Agreement, (i) nothing contained in this Section 9.4 shall have any effect with respect to the satisfaction of the conditions set forth in Article VIII and, (ii) other than Sections 9.4(a), 9.4(b), 9.4(e), 9.4(g) and 9.4(h), this Section 9.4 shall not apply to or in any way limit indemnification or other right to recover damages with respect to Taxes, which limitations shall solely be governed by Section 9.7 (and Sections 9.4(a), 9.4(b), 9.4(e), 9.4(g) and 9.4(h)).

          9.5 Escrow. On the Closing Date, Purchaser shall, on behalf of Seller, pay to the Escrow Agent, as agent to Purchaser and Seller, in immediately available funds, to the account designated by the Escrow Agent (the "Escrow Account"), an amount equal to five percent (5%) of the Estimated Purchase Price (such amount, as it may be subsequently reduced pursuant to this Section 9.5, the "Escrow Amount"), in accordance with the terms of this Agreement and the Escrow Agreement. Any payment Seller is obligated to make to any Purchaser Indemnified Parties pursuant to this Article IX shall be paid first, to the extent there are sufficient funds in the Escrow Account, by release of funds to the Purchaser Indemnified Parties from the Escrow Account by the Escrow Agent within five (5) Business Days after the date notice of any sums due and owing is given to Seller (with a copy to the Escrow Agent pursuant to the Escrow Agreement) by the applicable Purchaser Indemnified Party and shall accordingly reduce the Escrow Amount and, second, to the extent the Escrow Amount is insufficient to pay any remaining sums due, then Seller shall be required to pay all of such additional sums due and owing to the Purchaser Indemnified Parties by wire transfer of immediately available funds within five (5) Business Days after the date of such notice. On the first anniversary of the Closing Date, the Escrow Agent shall release the Escrow Amount (to the extent not utilized to pay Purchaser for any indemnification claim) to Seller, except that the Escrow Agent shall retain an amount equal to the amount of claims for indemnification under this Article IX asserted prior to such anniversary but not yet resolved ("Unresolved Claims"). The Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Purchaser for any such claims resolved in favor of Purchaser) upon their resolution in accordance with this Article IX. For the avoidance of doubt, the release of the Escrow Amount to Seller after the first anniversary of the Closing Date pursuant to this Section 9.5 shall not prejudice any of the rights of the Purchaser Indemnified Parties to seek indemnification from Seller under this Agreement.

          9.6 Supplemental Disclosures.

          (a) Solely for purposes of this Article IX, through the Closing Date, Seller shall have the right to deliver to Purchaser one or more supplemental disclosure schedules (collectively, the "Supplemental Disclosure Schedules") setting forth any matter relating to a representation or warranty of Seller contained in this Agreement (i) that occurred between the date of this Agreement and the Closing Date, (ii) as to which Seller had no Knowledge as of the date of this Agreement, (iii) that is not reflected on the disclosure schedules delivered by Seller in connection with the execution of this Agreement and (iv) that did not arise as a result of the breach of a covenant (i.e., not a representation or warranty) of Seller contained in this Agreement (any item meeting such requirements, a "Supplemental Disclosure"). Seller shall deliver the Supplemental Disclosure Schedules to Purchaser no later than five (5) Business Days prior to the Closing Date, and shall be entitled to deliver additional Supplemental Disclosure Schedules until immediately prior to Closing (which additional Supplemental Disclosure Schedules shall each include matters that arise or are discovered since the delivery of the prior Supplemental Disclosure Schedules). Seller shall use commercially reasonable efforts to mitigate Losses relating to any Supplemental Disclosure. For the avoidance of doubt, Supplemental Disclosures shall not modify or create exceptions to Seller's representations and warranties or other obligations under this Agreement for any purpose other than Section 4.2(h), this Article IX and any claim with respect to breaches of the representations and warranties contained herein.

          (b) Notwithstanding anything to the contrary contained herein, Seller shall not be liable under this Agreement with respect to any Supplemental Disclosure and no Supplemental Disclosure shall be deemed a breach of a representation or warranty of Seller under this Agreement for purposes of this
Article IX or with respect to any breach of contract claim for breaches of the representations and warranties contained herein; provided, however, that if Seller provides any Supplemental Disclosures to Purchaser, Purchaser shall have the right to terminate this Agreement without any liability to Purchaser or its Affiliates.

          9.7 Tax Matters.

          (a) Tax Indemnification.

               (i) Seller hereby agrees to be liable for and to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses in respect of:

                    (A) all Taxes of the Company and the Subsidiaries (or any
               predecessor thereof) (1) for any taxable period ending on or before the Closing Date, and (2) for the portion of any Straddle Period ending at the close of business on the Closing Date (determined as provided in Section 9.7(c));

                    (B) any and all Taxes imposed on any member of a
               consolidated, combined or unitary group of which the Company or any Subsidiary (or any predecessor thereof) is or was a member on or prior to the Closing Date, by reason of the liability of the Company or any Subsidiary (or any predecessor thereof); and

                    (C) the failure (1) of any of the representations and
               warranties contained in Section 5.11 to be true and correct in all respects (determined without regard to any qualification related to materiality contained therein) on the date hereof and as of the Closing Date or (2) to perform any covenant contained in this Agreement with respect to Taxes.

               (ii) Notwithstanding anything to the contrary contained in this
          Section 9.7, Seller shall not be liable to the extent that:

                    (A) such Taxes are (1) not in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Closing Statement and (2) taken into account in determining the Final Purchase Price Adjustment;

                    (B) Purchaser, the Company or the Acquired Subsidiaries have recovered in respect of such Tax from a Person or Persons other than Seller;

                    (C) such Tax is a penalty, charge or interest directly
               caused by a delay or default after the Closing by Purchaser, the Company or any of the Acquired Subsidiaries;


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
                    (D) a Tax Claim is not yet due and payable, which date shall be the last date the Tax Claim may be paid without incurring any interest charge or penalty;

                    (E) the facts giving rise to any claim by a Purchaser
               Indemnified Party would not have occurred but for the intentional wrongful and improper act or omission of Purchaser or its Affiliates after the Closing which (1) is taken or failed to be taken other than in the ordinary and usual course of business, with the knowledge that such intentional wrongful and improper act or omission would be reasonably likely to lead to a claim under this Agreement, (2) due to retroactive treatment, causes a breach of the terms of this Agreement with respect to pre-Closing activities and (3) is not an act or omission which Purchaser or its Affiliates has reasonably determined is necessary to comply with any Law or contractual obligation, (provided, that this Section 9.7(a)(ii)(E) shall be solely used for purposes of determining whether liability exists under Section 9.7, and not for determining indemnifiable Loss with respect to such liability); or

                    (F) due to retroactive treatment, (1) the passing of, or any change in, any Tax Law after the Closing, including any increase in the rates of Taxes or any imposition of Taxes or any withdrawal of relief from Taxes not in effect at the date of this Agreement, or (2) any change in Tax policy, bases or practice or any change in the practice or procedure of any Taxing Authorities introduced and having effect after Closing, causes a breach of the terms of this Agreement with respect to pre-Closing activities.

          (b) Filing of Tax Returns; Payment of Taxes.

               (i) Seller shall cause the Company and the Acquired Subsidiaries to timely file all Tax Returns, if any, of or which include the Company or any of the Acquired Subsidiaries required to be filed on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All such Tax Returns shall be prepared in a manner consistent with prior practice and shall be correct and complete in all material respects. Seller shall provide Purchaser or its designated advisors with copies of such completed Tax Returns at least twenty (20) days prior to the due date for filing thereof, along with supporting workpapers, for Purchaser's review.

               (ii) Following the Closing, Purchaser shall cause to be timely filed all Tax Returns required to be filed by the Company and the Acquired Subsidiaries after the Closing Date and, subject to the right to payment from Seller under Section 9.7(b)(iii), pay or cause to be paid all Taxes shown due thereon. To the extent that such Tax Returns include taxable periods ending prior to the Closing Date, Purchaser and Seller shall work together to complete such portions of the Tax Returns. Seller and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that Seller and Purchaser are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 9.7(f), which resolution shall be binding on the parties.


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
               (iii) Not later than ten (10) days prior to the due date for the payment of Taxes on any Tax Returns which Purchaser has the responsibility to cause to be filed pursuant to Section 9.7(b)(ii), Seller shall pay to Purchaser the amount of Taxes, as reasonably determined by Seller and Purchaser, owed by Seller pursuant to the provisions of Section 9.7(a). No payment pursuant to this Section 9.7(b)(iii) shall excuse Seller from its indemnification obligations pursuant to Section 9.7(a) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of Seller's payment under this Section 9.7(b)(iii).

          (c) Straddle Period Tax Allocation. Seller and Purchaser will, unless prohibited by applicable Law, close the taxable period of the Company and the Acquired Subsidiaries as of the close of business on the Closing Date. If applicable Law does not permit the Company or any Acquired Subsidiary to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a "Straddle Period"), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to Seller for the period up to and including the close of business on the Closing Date, and (ii) to Purchaser for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company and the Acquired Subsidiaries as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

          (d) Tax Audits.

               (i) If any party becomes aware of any fact or circumstance which would be reasonably likely to give rise to a breach of representation or warranty in relation to Taxes by Seller, or notice of any Legal Proceeding with respect to Taxes of the Company or any of the Acquired Subsidiaries (a "Tax Claim") shall be received by either party for which the other party may reasonably be expected to be liable pursuant to Section 9.7(a), the notified party (or the aware party, as the case may be) shall notify such other party in writing of such Tax Claim (or fact or circumstance); provided, however, that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under this Section
          9.7 except to the extent that the other party is prejudiced thereby.


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
               (ii) Purchaser shall have the right, at the expense of Seller to the extent such Tax Claim is subject to indemnification by Seller pursuant to Section 9.7(a) hereof, to represent the interests of the Company and the Acquired Subsidiaries in any Tax Claim (other than Tax Claims arising out of Tax Returns referred to in Section 9.7(b)(i)), provided that with respect to a Tax Claim relating exclusively to taxable periods ending on or before the Closing Date, Purchaser shall not settle such claim without the consent of Seller, which consent shall not be unreasonably withheld.

               (iii) Purchaser shall, or shall cause the Company to, take such action as reasonably requested in writing by Seller to avoid, dispute, resist, appeal, compromise or defend any claim or action relating to a Tax Claim and any adjudication in respect thereof; provided that the foregoing shall be at Seller's sole expense and Purchaser, the Company and the Acquired Subsidiaries shall cooperate, but incur no out-of-pocket expenses incurred in connection with any such request; and provided further, that if the results of such Tax Claim involves an issue that recurs in taxable periods of the Company or any Acquired Subsidiary that recurs in taxable periods of the Company or any Acquired Subsidiary ending after the Closing Date or otherwise could adversely affect Purchaser, Company or any of their respective Affiliates for any taxable period ending after the Closing Date, then
          (A) Seller and Purchaser shall jointly control the defense and settlement of any such Tax Claim at each party's own expense, and (B) there shall be no settlement with respect thereto without the consent of the other party, which consent will not be unreasonably withheld.

          (e) Transfer Taxes. Seller and Purchaser shall equally share, be liable for and pay (and shall indemnify and hold harmless the other party hereto for any amount paid by such party in excess of amounts for which they are liable hereunder) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body including any interest and penalties) in connection with the transactions contemplated by this Agreement, other than Taxes related to the Excluded Assets which shall be borne by Seller.

          (f) Disputes. Any dispute as to any matter covered by this Section 9.7 shall be resolved by a tax expert (the "Tax Expert"), who shall be a partner in the Hong Kong office of the accounting firm of Ernst & Young (or if unable or unwilling to accept such mandate, an independent accountant to be mutually agreed upon by Seller and Purchaser), and who shall accept its appointment within five (5) days after such referral, to make a final, non-appealable and binding determination as to such disputed matter pursuant to the terms hereof. If Purchaser and Seller cannot agree on the selection of a partner at an independent accounting firm to act as the Tax Expert, the parties shall request the ICC to appoint such a partner (who must be an active or recently retired tax expert with substantial experience with complex financial transactions of the type set forth in this Agreement) and such appointment shall be conclusive and binding on the parties. The fees and expenses of the Tax Expert shall be borne equally by Seller and Purchaser. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.

          (g) Time Limits. Any claim for indemnity under this Section 9.7 may be made at any time prior to sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

          (h) Exclusivity. The indemnification provided for in this Section 9.7 shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of Section 5.11. In the event of a conflict between the provisions of this Section 9.7, on the one hand, and the provisions of Sections 9.1 through 9.4, on the other, the provisions of this
Section 9.7 shall control.

          (i) Refunds and Tax Benefits. Any Tax refunds or reimbursements from a third party for Taxes paid by Seller that are received by Purchaser, the Company or the Acquired Subsidiaries and any amounts credited against Tax to which Purchaser, the Company or the Acquired Subsidiaries become entitled, that relate to any taxable periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Purchaser shall pay over to Seller any such refund, reimbursement or the amount of any such credit within fifteen (15) days after receipt thereof or entitlement thereto.

          (j) Cooperation on Tax Matters. Purchaser, Seller, the Company and the Subsidiaries shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Seller shall (i) retain all books and records with respect to Tax matters pertinent to the Company and each Acquired Subsidiary relating to any whole or partial taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Company or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser or Seller, as the case may be, shall allow the other party to take possession of such books and records. Purchaser and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

          9.8 Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the purchase price for all income tax purposes.


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
                                   ARTICLE X

                                  MISCELLANEOUS

          10.1 Expenses. Except as otherwise provided in this Agreement, each of Seller and Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. The Company and the Acquired Subsidiaries shall not pay for any fees and expenses incurred by or on behalf of Seller, the Company or any of the Acquired Subsidiaries in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (i) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Body or third parties on behalf of the Company or any of the Acquired Subsidiaries, (ii) any fees or expenses associated with obtaining the release and termination of any Liens, (iii) all brokers' or finders' fees, (iv) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts and (v) all sale, "stay-around," retention, or similar bonuses or payments to current or former directors, officers, employees and consultants paid as a result of or in connection with the consummation of the transactions contemplated hereby.

          10.2 Specific Performance. Seller acknowledges and agrees that the breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law. Therefore, the obligations of Seller under this Agreement, including Seller's obligation to sell the Shares to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction after such a decision by the Arbitrators pursuant to Section 10.3, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

          10.3 Dispute Resolution. Except for determinations by the Accounting Referee pursuant to Section 3.3 and Tax disputes pursuant to Section 9.7(f), any and all disputes, controversies or claims arising out of, relating to or in connection with this Agreement (including any question regarding its existence, validity, interpretation, scope, breach or termination) shall be resolved by a final and binding arbitration, without any appeal, to be held in London, England using the English language, under the then-prevailing Rules of Arbitration (the "Rules") of the ICC by three (3) arbitrators (the "Arbitrators") mutually selected by the parties, subject to the Rules. The decision of the Arbitrators shall be in writing, and shall set forth in detail the reasons for such decision. The Arbitrators shall be entitled to award damages, injunctive or other equitable relief and any other remedy allowed by the Rules and applicable Law. Judgment upon the award may be entered into any court of competent jurisdiction. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the Arbitrators shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that the tribunal of the Arbitrators be constituted as expeditiously as possible following the submission of the dispute to arbitration.


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
          10.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the Seller Documents and the Purchaser Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided that that the foregoing shall not exclude liability for fraud or fraudulent misrepresentation. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

          10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

          10.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

   If to Seller:                           If to Purchaser:

   MultiVision Intelligent
    Surveillance Limited                   Verint Systems Inc.
   26/F Aitken Vanson Centre               330 South Service Road
   61 Hoi Yuen Road                        Melville, New York 11747
   Kwun Tong, Kowloon                      Facsimile:  (631) 962-9300
   Hong Kong                               Attn:  Peter Fante, General Counsel
   Facsimile:  +852 2797 5679
   Attn:   Chief Financial Officer

   If to Seller:                           If to Purchaser:

   With a copy to:                         With a copy to:

   Lee & Lee                               Weil, Gotshal & Manges LLP
   Advocates & Solicitors                  767 Fifth Avenue
   5 Shenton Way                           New York, NY 10016
   Level 19 UIC Building                   Facsimile:  (212) 310-8007
   Singapore  068808                       Attn:  Dennis Barsky, Esq.
   Facsimile:  +65 6 2250438
   Attn:   Adrian Chan Pengee
   (if sent prior to October 1, 2005)
   or:

   Lee & Lee
   Advocates & Solicitors
   168 Robinson Road #25-01
   Capital Tower
   Singapore  068912
   Facsimile:  +65 6 2250438
   Attn:   Adrian Chan Pengee
   (if sent on or after October 1, 2005)


          10.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          10.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as provided below. Except as explicitly provided herein, the parties do not intend that any Person who is not a signatory to this Agreement shall acquire any right under this Agreement (whether or not pursuant to the U.K. Contracts (Rights of Third Parties) Act 1999) nor that the consent of or any notice to any Person who is not a signatory to this Agreement shall be required for the variation, rescission or termination of this Agreement. No assignment of this Agreement or of any rights hereunder may be made by either Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be null and void; provided, however, that Purchaser may assign this Agreement and any or all of its rights or obligations hereunder (including Purchaser's rights to purchase the Shares and Purchaser's rights to seek indemnification hereunder) to any Affiliate of Purchaser or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of its assets. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

          10.9 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of Purchaser shall have any liability for any obligations or liabilities of Purchaser under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

          10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.



                 ** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.




                                             VERINT SYSTEMS INC.


                                             By: /s/ Dan Bodner
                                                --------------------------------
                                                Name:  Dan Bodner
                                                Title: President and Chief
                                                       Executive Officer



                                             MULTIVISION HOLDINGS LIMITED



                                             By:  /s/ Louis Mak Fuk Sang
                                                 -------------------------------
                                                 Name:  Louis Mak Fuk Sang
                                                 Title: Director



                                             MULTIVISION INTELLIGENT
                                             SURVEILLANCE LIMITED



                                             By: /s/ Dennis Li Kin Keung
                                                --------------------------------
                                                Name:  Dennis Li Kin Keung
                                                Title: Director